Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and between

CHART INDUSTRIES, INC.

and

CRYOPORT, INC.

Dated as of August 24, 2020

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EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Form of IP Assignment Agreements
Exhibit C	Products
Exhibit D	Form of Transition Services Agreement
Exhibit E	Working Capital Illustration
Exhibit F	Form of Local Implementing Agreements
Exhibit G	Form of Shareholders’ Register and Investment Certificate

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of August 24, 2020 (this “Agreement”), is by and between Chart Industries, Inc., a Delaware corporation (“Parent”), and Cryoport, Inc., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Chart Asia Investment Company Limited, a Hong Kong company and indirect wholly owned Subsidiary of Parent (the “Equity Seller”), owns all of the issued and outstanding equity interests of Chart Cryogenic Equipment (Chengdu) Co., Ltd., a Chinese company (the “Acquired Company”);

WHEREAS, the following wholly owned Subsidiaries of Parent own certain assets related to the Business (as defined below): (i) Chart Inc., a Delaware corporation (“Chart US”), (ii) Chart Australia Pty. Ltd., an Australian proprietary limited company (“Chart Australia”), (iii) Cryo Diffusion S.A.S., a French société par actions simplifiée (“Chart France”), and (iv) Flow Instruments & Engineering GmbH, a German limited liability company (“Chart Germany” and, together with Chart US, Chart Australia and Chart France, the “Asset Sellers” and, the Asset Sellers together with the Equity Seller, “Sellers”);

WHEREAS, in addition to its other businesses, Parent, through the Acquired Company and the Asset Sellers, is engaged in the business of researching, developing, testing, designing, manufacturing, storing, marketing, distributing and selling the Products (the “Business”); and

WHEREAS, Buyer and the Buyer Designees (as defined below) desire to purchase the Acquired Assets (as defined below) and the Purchased Interests (as defined below) and assume the Assumed Liabilities (as defined below) from the Sellers, and Parent desires to cause the Sellers to sell the Acquired Assets and Purchased Interests and assign the Assumed Liabilities to Buyer and the Buyer Designees, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Parent and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“4062(e) Event” has the meaning specified in Section 5.14(d).

“Accounting Principles” means GAAP applied consistently; provided, however, that with respect to any matter as to which there is more than one generally accepted accounting principle under GAAP, “Accounting Principles” means the generally accepted accounting principles, procedures and policies applied in the preparation of the audited consolidated balance sheet of the Business dated as of December 31, 2019 included in Schedule 5.4.

“Acquired Assets” means all of the assets, properties and rights of Parent and its Subsidiaries, including the Asset Sellers, of every kind and description, wherever located, whether real, personal, mixed, tangible or intangible, whether owned or leased, whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, and whether or not any of such assets have any value for any accounting purpose or are carried or reflected on or referred to in the Financial Statements, in each case to the extent Related to the Business and as the same shall exist on the Closing Date, excluding the Excluded Assets, but including, for the avoidance of doubt, the following:

(a) all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging and labeling materials, and all other materials and supplies to be used in the production of finished goods, in each case to the extent Related to the Business;

(b) all machinery, equipment, furniture, furnishings, IT Assets (including Off-the-Shelf Software and the Software listed on Schedule 5.9(b) loaded on such IT Assets), materials, vehicles, tools and tooling assets, and other items of tangible personal property of every kind, in each case to the extent Related to the Business;

(c) the Owned Real Property;

(d) the Lease Agreements and each Contract to which Parent or any Asset Seller is a party (in each case to the extent Related to the Business), including the Contracts set forth on Schedule 5.11 (unless indicated otherwise on the Schedules) (the “Acquired Contracts”);

(e) all Intellectual Property and Software Related to the Business, including the Intellectual Property and Software set forth on Schedules 5.9(a) and 5.9(b);

(f) all rights, claims, demands, rights of recovery, rights of set-off, credits, defenses, causes of action (including counterclaims) and all other rights to bring any Proceeding at law or in equity, in each case to the extent Related to the Business, the Acquired Assets or the Assumed Liabilities, including, but not limited to, any such items arising under warranties, guarantees, indemnities, offsets and all other claims and similar rights in favor of the Business;

(g) all books and records, including, among other things, (i) vendor lists, (ii) customer lists, (iii) a list of the names of the distributors for the Products, (iv) pricing lists for the Products, (v) marketing plans and other marketing-related information and materials, (vi) advertising, sales and promotional materials and (vii) quality control, vigilance and regulatory records, in each case only to the extent Related to the Business or the Affected Employees);

(h) all accounts, notes and other receivables, in each case to the extent Related to the Business, including, among other things, all portions of trade accounts receivables that represent sales Tax due from customers for Pre-Closing Tax Periods and all accounts receivable and other assets included in the Closing Date Working Capital (collectively “Receivables”);

(i) all prepaid expenses, including all deposits, lease and rental payments Related to the Business;

(j) to the extent permitted by applicable Requirements of Law, all permits, licenses and authorizations (including Governmental Permits), in each case to the extent Related to the Business;

(k) all goodwill associated with the Business and any of the Acquired Assets; and

(l) all insurance proceeds actually received by Parent or any Asset Seller under any insurance policy written prior to the Closing related to any damage or loss with respect to any Acquired Asset that occurs between the date hereof and the Closing that is, or would have been but for such damage or loss, included in the Acquired Assets, other than (i) where insurance proceeds are directly or indirectly funded by Parent or any of its Affiliates through self-insurance or a similar arrangement or (ii) where such proceeds are applied by Parent or any of its Affiliates to acquire, or Parent or any of its Affiliates otherwise acquires, another asset included in the Acquired Assets.

“Acquired Company” has the meaning specified in the Recitals.

“Acquisition” has the meaning specified in Section 7.8.

“Affected Employees” has the meaning specified in Section 8.2(a).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, the Acquired Company shall be considered an Affiliate of Parent prior to the Closing, and shall be considered an Affiliate of Buyer following the Closing.

“Agreement” has the meaning specified in the Preamble.

“Anti-Corruption Laws” has the meaning specified in Section 5.10(b)(i).

“Asset Sellers” has the meaning specified in the Recitals.

“Assumed Liabilities” means all of the Liabilities of the Asset Sellers of every kind and description Related to the Business or the Acquired Assets, in each case as the same shall exist on the Closing Date (including, for the avoidance of doubt, the Assumed PTO), other than the Excluded Liabilities.

“Assumed PTO” has the meaning specified in Section 8.2(e).

“Assumed Retention Bonus Agreements” has the meaning specified in Section 8.2(g).

“Auditors” means KPMG US LLP.

“Australia Allocation” means $1,730,000, which is in respect of the Acquired Assets to be sold by Chart Australia.

“Back-to-Back Arrangements” has the meaning specified Section 2.2(e)(i).

“Balance Sheet Date” has the meaning specified in Section 5.4(a).

“Ball Ground Buyer Premises” shall mean the portion of the premises currently subject to the Original Ball Ground Lease that is Related to the Business.

“Ball Ground Landlord” has the meaning set forth in Section 1.1.

“Ball Ground Lease Assignment” means an assignment and assumption of lease agreement, in form and substance reasonably acceptable to Parent and Buyer, evidencing Chart US’s assignment to, and assumption by, Buyer or a Buyer Designee, at Closing, of the Ball Ground Lease.

“Ball Ground Sublease” means a sublease agreement, in form and substance reasonably acceptable to Parent and Buyer, pursuant to which Buyer or a Buyer Designee would sublease to Chart US (or an Affiliate thereof) the premises currently subject to the Original Ball Ground Lease (other than the Ball Ground Lease Buyer Premises) on terms and conditions consistent with the terms of the Original Ball Ground Lease (other than the premises and rent, it being acknowledged and agreed that the rent payable under the Ball Ground Sublease will be determined by the parties in good faith based on the percentage of the premises subject to the Ball Ground Lease to be subleased to Chart US (or an Affiliate thereof).

“Base Purchase Price” means $320,000,000.

“Bill of Sale” means the bill of sale, assignment and assumption agreement in respect of the Acquired Assets and Assumed Liabilities being sold and transferred hereunder by Chart US, in the form attached hereto as Exhibit A, with such other terms as the parties may mutually agree.

“Business” has the meaning specified in the Recitals.

“Business Confidential Information” means all information relating, directly or indirectly, to the Business or its products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects; provided, that in no event shall “Business Confidential Information” be deemed to include any information that (i) is generally available to the public through no breach of Parent of this Agreement, (ii) was disclosed to Parent or any of its Affiliates or representatives by a third party which, to the knowledge of such Persons, is not under any obligation to keep such information confidential or (iii) was independently developed by Parent or any of its Affiliates or representatives without use of such Business Confidential Information.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by applicable Requirements of Law to close.

“Business Employee” means, collectively (i) each individual who is employed by the Acquired Company, (ii) each individual who is employed by an Asset Seller who provides services primarily to or for the benefit of the Business, (iii) each UK Business Employee; (iv) and each other employee listed on Schedule 1.1(a).

“Buyer” has the meaning specified in the Preamble.

“Buyer 401(k) Plan” has the meaning specified in Section 8.2(h).

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Designee” has the meaning specified in Section 2.2(d).

“Buyer Group Member” means Buyer and its Affiliates (including, after the Closing, the Acquired Company), and its and their respective directors, officers, employees, and their respective successors and assigns.

“Buyer Nominees” means the individual(s) to be nominated by Buyer and appointed as supervisor, legal representative, director, or officer, as applicable, of the Acquired Company, in each case effective from the Closing, the identities of which shall be notified by the Buyer to the Equity Seller in writing at least fifteen (15) days prior to the Closing Date.

“Buyer’s Benefit Programs” has the meaning specified in Section 8.2(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable foreign, federal, state or local law.

“Cash and Cash Equivalents” means the aggregate amount of the Acquired Company’s cash and cash equivalents (including marketable securities, short term investments and all lease and other security deposits posted by the Acquired Company) on hand or in bank accounts, as determined in accordance with the Accounting Principles; provided Cash and Cash Equivalents at Closing shall be no more than $2,000,000.

“CBA” has the meaning specified in Section 5.15(a).

“Chart Australia” has the meaning specified in the Recitals.

“Chart France” has the meaning specified in the Recitals.

“Chart Germany” has the meaning specified in the Recitals.

“Chart Marks” has the meaning specified in Section 8.5(a).

“Chart US” has the meaning specified in the Recitals.

“China Allocation” means $50,000,000, which is in respect of the Purchased Interests to be sold by the Equity Seller.

“China Designee” means the Buyer Designee (designated by Buyer in accordance with Section 2.2(d)) that shall acquire the Purchased Interests.

“China Local Agreements” means the equity transfer agreement and its supplementary agreement entered into by the Equity Seller and the China Designee in relation to the transfer of the Purchased Interests of the Acquired Company.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Clients” has the meaning specified in Section 12.17(a).

“Closing” means the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash” has the meaning specified in Section 2.4(a)(vi).

“Closing Date Debt” has the meaning specified in Section 2.4(a)(iv).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.4(a)(v).

“Closing Date Working Capital” means the Working Capital calculated as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Date Working Capital Adjustment Amount” means (a) if Closing Date Working Capital is greater than the Working Capital Target, the positive amount equal to Closing Date Working Capital minus the Working Capital Target, (b) if Closing Date Working Capital is less than the Working Capital Target, the negative amount equal to Closing Date Working Capital minus the Working Capital Target, or (c) otherwise, $0.

“Closing Receivables” has the meaning specified in Section 8.7.

“COBRA” has the meaning specified in Section 5.14(g).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compliant” means, without giving effect to any supplements or updates, (a) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Business, the Acquired Assets or Assumed Liabilities, necessary in order to make such Required Information not misleading, (b) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified, and Parent’s independent registered accounting firm has consented to or otherwise authorized the use in the Financing of their audit opinions related to the audited financial statements included in the Required Information and (c)(i) the financial statements and other financial information included in the Required Information that have been prepared by Parent are, and remain throughout the Marketing Period, sufficient to permit the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters with respect to such financial information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date during the Marketing Period and (ii) Parent’s independent registered accounting firm that has reviewed or audited (in each case to the extent required by Section 7.6(a)(iii)) such financial information, has delivered drafts of customary comfort letters, including customary negative assurance comfort, and such independent registered accounting firm has confirmed they are prepared to issue such comfort letter upon any pricing date and the closing relating to the Equity Financing occurring during the Marketing Period.

“Company Insurance Policies” has the meaning specified in Section 5.19.

“Company Intellectual Property” has the meaning specified in Section 5.9(c).

“Company Plans” has the meaning specified in Section 5.14(b).

“Company Registered Intellectual Property” has the meaning specified in Section 5.9(a).

“Completion Date for SAMR Registration” means the date on which the China Designee has been registered by SAMR as the Acquired Company’s new sole shareholder.

“Competing Business Activities” means the design, manufacture, marketing or sale of any Product or of any service of the type provided by the Business during the three (3) years prior to the Closing Date.

“Confidentiality Agreement” means the letter agreement, dated as of May 19, 2020, by and between Buyer and Parent.

“Contracts” means all contracts, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements.

“Copyrights” means United States and foreign registered copyrights, and pending applications to register the same, and all renewals, extensions, restorations and reversions thereof.

“Counsel’s Opinion” has the meaning specified in Section 8.1(f)(iii).

“Credit Support Obligations” means letters of credit, guarantees, surety bonds and other credit support instruments issued by (a) Parent or any of its Affiliates (other than the Acquired Company) or (b) third parties on behalf of such Persons, in each case with respect to the Business.

“Data Protection Laws” means all applicable Requirements of Law concerning or otherwise relating to data protection, data privacy, data retention, data security, and/or the Acquired Company’s or, with respect to the Business, any Asset Seller’s collection, transmittal, storage, use, disclosure, sharing, selling, security, integrity, modification, deletion, destruction or other processing (collectively, “Processing”) of Personal Information.

“Deed” has the meaning specified in Section 3.4(i)(i).

“DOJ” means the U.S. Department of Justice.

“Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, deed of trust, hypothecation, option, right of first refusal, right of first offer, right-of-way, servitude, equitable interest, pledge, easement, encroachment, conditional or contingent sale or other title retention agreement, defect in title, rights of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any Contract to give any of the foregoing in the future, or other restrictions of a similar kind.

“End Date” means December 31, 2020, or such later date to which Buyer and Parent may mutually agree in writing; provided, however, that if, on December 31, 2020, all of the conditions precedent set forth in Article IX have been satisfied (or would be satisfied at the Closing) other than the condition precedent set forth in Section 9.1(a), then the End Date shall automatically (without any further action by Buyer or Parent) be extended until September 1, 2021.

“Environmental Laws” means all applicable federal, foreign, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety (solely to the extent relating to exposure to Hazardous Materials) and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.

“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.

“Equity Commitment” means one or more equity purchase agreements or equity commitment letters among Buyer and the financing sources party thereto (who shall be internationally recognized investment or commercial banks or financial institutions engaged in the business of providing equity financing in similar acquisition financings), in form and substance reasonably satisfactory to Buyer and subject only to conditions precedent customary for equity commitments for similar acquisition financings, to be entered into on or after the date hereof, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financing sources party thereto agree to provide equity financing to Buyer or any of its Affiliates to pay a portion of the Purchase Price and other amounts to be paid pursuant to this Agreement and associated costs and expenses of the transactions contemplated hereby on the Closing Date.

“Equity Financing” means the equity financing consummated or intended to be consummated pursuant to the Equity Commitment, including the offering or private placement of equity securities contemplated by the Equity Commitment and any related engagement letter and including any purchase agreements or capital markets equity financing or equity or equity-related offerings undertaken in replacement of all or any portion of such financing.

“Equity Financing Conditions” means the conditions precedent set forth in the Equity Commitment.

“Equity Financing Documents” means the agreements, documents and certificates contemplated by the Equity Financing.

“Equity Seller” has the meaning specified in the Recitals.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Parent, Sellers, the Acquired Company or any of their Affiliates, is or was, within the past six (6) years, treated as a single employer under Section 414 of the Code.

“Estimated Closing Date Cash” has the meaning specified in Section 2.4(b).

“Estimated Closing Date Debt” has the meaning specified in Section 2.4(b).

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.4(b).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.4(b).

“Estimated Closing Date Working Capital Adjustment Amount” means (a) if the Estimated Closing Date Working Capital is greater than the Working Capital Target, the positive amount equal to Estimated Closing Date Working Capital minus the Working Capital Target, (b) if the Estimated Closing Date Working Capital is less than the Working Capital Target, the negative amount equal to Estimated Closing Date Working Capital minus the Working Capital Target, or (c) otherwise, $0.

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the Estimated Closing Date Working Capital Adjustment Amount (if the Estimated Closing Date Working Capital Adjustment Amount is a positive number), minus (iii) the absolute value of the Estimated Closing Date Working Capital Adjustment Amount (if the Estimated Closing Date Working Capital Adjustment Amount is a negative number), plus (iv) an amount equal to the Estimated Closing Date Cash, minus (v) an amount equal to the Estimated Closing Date Debt, and minus (vi) an amount equal to the Estimated Closing Date Transaction Expenses.

“Excluded Assets” means all assets, rights and properties of Parent and the Asset Sellers other than the Acquired Assets, including, for the avoidance of doubt:

(a) any rights in or to Parent’s or any Asset Seller’s franchise to be a corporation and its charter, corporate seal, minute books, stock books and other corporate records relating to its corporate existence and capitalization;

(b) any equity interest in Parent or any Asset Seller or in any other Person in which Parent or any Asset Seller owns any equity interest;

(c) the consideration to be delivered by Buyer to any Asset Seller pursuant to this Agreement and all other rights of any Asset Seller under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto;

(d) any Cash and Cash Equivalents of Parent or any Asset Seller;

(e) any intercompany receivables of Parent or any Asset Seller payable by an Affiliate thereof;

(f) any refunds or credits with respect to any Taxes paid or incurred by Parent or any Asset Seller, together with any related interest received or due from the relevant Tax Authority, and any prepaid Taxes of Parent or any Asset Seller;

(g) any rights of Parent or any Asset Seller in or to any Intellectual Property (other than the Intellectual Property included in the Acquired Assets) or any derivation thereof and any corporate symbols or logos related thereto, including, for the avoidance of doubt, the www.chartindustries.com domain name and the Chart Marks;

(h) without duplication, any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate exclusively or primarily to any Excluded Asset or to any Excluded Liability, and all privileges related thereto;

(i) Parent’s or any Asset Seller’s rights in, to and under the Parent Insurance Policies;

(j) any books, records, files or other embodiments of information relating to any Excluded Asset or any Excluded Liability;

(k) Parent’s or any Asset Seller’s rights, claims or causes of action against third parties relating to any Excluded Asset or any Excluded Liability;

(l) all assets held in trust for the purpose of funding any Seller Plan; and

(m) each of the assets set forth on Schedule 1.1(b).

“Excluded Employee Liabilities” means all Liabilities of Parent, Sellers and their respective Affiliates (other than the Acquired Company): (a) relating to any current or former officer, employee, consultant, independent contractor, manager or director thereof (or dependent or beneficiary of any such individual) who does not become an Affected Employee for any reason, regardless of when arising, (b) relating to any current or former officer, employee, consultant, independent contractor, manager or director thereof (or dependent or beneficiary of any such individual) who does become an Affected Employee, to the extent arising prior to the Closing Date, and (c) arising at any time under any Seller Plan (other than any Assumed Retention Bonus Agreement); except, with respect to clause (c), to the extent included in the Closing Date Working Capital. For the avoidance of doubt, the Assumed PTO and any Liability arising after the Closing under the Assumed Retention Bonus Agreements shall not be an “Excluded Employee Liability”.

“Excluded Liabilities” means all Liabilities of Parent and the Asset Sellers other than the Assumed Liabilities, including, for the avoidance of doubt:

(a) any intercompany Liabilities owed by Parent or an Asset Seller to an Affiliate thereof;

(b) any Indebtedness of Parent or any Asset Seller;

(c) any Liabilities of Parent or any Asset Seller (i) relating to or arising out of any of the Excluded Assets, (ii) relating to or arising out of the distribution to, or ownership by, Parent or any Asset Seller of any Excluded Asset or (iii) associated with the realization of the benefits of any Excluded Asset, whether arising before, on or after the Closing Date;

(d) any Transaction Expenses of Parent or any Asset Seller;

(e) any Liabilities related to the Indemnifiable Proceedings;

(f) any Indemnified Taxes of Parent or any Asset Seller (other than those that constitute Excluded Taxes);

(g) any Excluded Employee Liabilities; and

(h) any Liabilities of Parent or any Asset Seller under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto.

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Final Allocation” has the meaning specified in Section 8.1(e).

“Financial Statements” has the meaning specified in Section 5.4(a).

“Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Equity Financing, once received, expiring or being terminated, (b) for any reason other than the funding of the Equity Financing or another Financing, all or any portion of the Equity Financing becoming unavailable or (c) a material breach or repudiation by any party to the Equity Commitment, in each case, other than as contemplated by the Equity Commitment.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed or been engaged to provide or arrange the Equity Financing or other Financings in connection with the transactions contemplated hereby, including the parties to the Equity Commitment, any joinder agreements or purchase agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling Persons, agents and representatives and respective successors and assigns of the foregoing Persons.

“Fixing Rate” means, in relation to a specified date, the average closing rate as published by Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)) for the three (3) Business Days immediately preceding such specified date.

“France Allocation” means $30,000, which is in respect of the Acquired Assets to be sold by Chart France.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means, as of any particular time, United States generally accepted accounting principles in effect at such time.

“Germany Allocation” means $3,350,000, which is in respect of the Acquired Assets to be sold by Chart Germany.

“Governmental Approval” means any authorization, consent, clearance, waiting period expiration or termination, or approval issued by, or obtained from, any Governmental Body.

“Governmental Body” means any federal, foreign, multinational, state, provincial, local or other government or political subdivision thereof, governmental authority, regulatory or administrative agency or body, legislature, parliament, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority, or any other entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government.

“Governmental Filing” means any registration, filing, notification, notice or application with or to any Governmental Body.

“Governmental Permits” has the meaning specified in Section 5.7.

“Hazardous Material” means any contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined under Environmental Laws.

“Health Care Laws” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), and any comparable state, local, federal or foreign Requirements of Law, including, without limitation, the FDA’s regulations at 21 CFR Part 820 (the “Quality System Regulation”), each as amended from time to time.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” has the meaning specified in Section 8.2(a).

“Indebtedness” means the aggregate amount of outstanding indebtedness for borrowed money, calculated in accordance with GAAP, plus any accrued interest thereon.

“Indemnifiable Proceedings” means the Proceedings set forth on Schedule 1.1(c) hereto and any other Proceedings that are commenced by a third party prior to the Closing and are Related to the Business.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnified Taxes” has the meaning specified in Section 8.1(a)(i).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Intellectual Property” means Copyrights, all published and unpublished works of authorship, if any, whether copyrightable or not, Software, websites, domain names, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses and writings, any derivative works of any of the foregoing, and all copyrights therein and thereto with respect to any of the foregoing, Patent Rights, unpatented inventions and improvements, Trademarks, unregistered trademarks, service marks and trade names, trade dress, logos, artwork, designs, slogans, symbols, DBAs, fictional names and other source or business identifiers, and Trade Secrets.

“Interim Financial Statements” has the meaning specified in Section 7.6(a)(iii)(B).

“Interim Quarterly Financial Statements” has the meaning specified in Section 7.6(a)(iii)(A).

“IP Assignment Agreements” means the intellectual property assignment and assumption agreements in the form attached hereto as Exhibit B, with such other terms as the parties may mutually agree.

“IT Assets” means the computer systems, servers, network equipment and other equipment, hardware and Software owned (or purported to be owned), leased or licensed by the Asset Sellers or the Acquired Company, in each case that are Related to the Business.

“Knowledge of Sellers” means, as to a particular matter, the knowledge of the following individuals, in each case, after reasonable due inquiry: Jillian C. Evanko, Scott W. Merkle, Herbert G. Hotchkiss, Seth Adams, Frank Roger Bies III, Hanlin Feng, Jason K. Madsen, Doug Wilcox, Keith Blalock, Dailian Song and Zheng Zhiming.

“Lease Agreements” has the meaning specified in Section 5.8(c).

“Leased Real Property” has the meaning specified in Section 5.8(c).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“Local Agreements” shall have the meaning set forth in Section 2.3(a).

“Losses” means any and all out-of-pocket losses, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies, Taxes or other charges and reasonable and out-of-pocket costs and expenses (including reasonable and out-of-pocket legal and accounting fees and expenses); provided, that Losses shall not include punitive, exemplary, incidental or special damages, unless such amounts are actually paid to a third party (i.e., not a Parent Group Member or a Buyer Group Member).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing on or after the date hereof throughout which and on the first and last day of which Buyer shall have received the Required Information and the Required Information is and remains Compliant; provided that, (a) November 26, 2020 to November 28, 2020 shall not constitute Business Days, (b) the Marketing Period may not commence until on or after September 8, 2020 and (c) if the Marketing Period has not been completed on or prior to December 18, 2020, then it may not commence until on or after January 4, 2021. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or at any time prior to the completion of such twenty (20) consecutive Business Day period, (i) Parent’s independent registered accounting firm shall have withdrawn or qualified its authorization letter or audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which, as applicable, a new authorization letter or unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Parent’s independent registered accounting firm or another independent registered accounting firm acceptable to Buyer or (ii) Parent or its independent registered accounting firm indicates its intent to, or determined that it must, restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Parent has announced that it has concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new twenty (20) consecutive Business Day period shall commence upon Parent receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Marketing Period shall end on the earlier of (x) any earlier date that is the date on which the full amount of the Equity Financing (together with any Financing replacing any portion of the Equity Financing) has been received by Buyer if such date is prior to the end of the applicable twenty (20) consecutive Business Day period or (y) the date that is five (5) Business Days prior to the End Date.

“Marks Transition Period” has the meaning specified in Section 8.5(b).

“Material Adverse Effect” means any event, change, development, circumstance, condition, state of facts or occurrence that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to (x) the condition (financial or otherwise), assets, properties, or liabilities of the Business, or results of operations of the Business (taken as a whole), or (y) the ability of Parent or Sellers to perform their obligations or consummate the transactions contemplated hereby, but shall exclude any prospects and shall also exclude any event, change, development, circumstance, condition, state of facts or occurrence to the extent resulting or arising from: (a) any change or prospective change in any applicable Requirements of Law or GAAP or interpretation thereof; (b) any change in general economic conditions in the industries or markets in which the Business operates or affecting the United States of America or any foreign economies in general; (c) any change made by any Governmental Body that is generally applicable to the industries or markets in which the Business operates; (d) the announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action that is consented to or requested by Buyer in writing; (f) any action expressly required by, or the failure to take any action expressly prohibited by this Agreement; (g) any national or international political or social conditions, including the engagement by the United States of America or any foreign government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any foreign government or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any foreign government; (h) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (i) any epidemic, pandemic, disease outbreak (including, for the avoidance of doubt, COVID-19) or other health crisis or public health event; and (j) any failure of the Business to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, however, that in the case of each of clauses (a), (b), (c) and (g) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the condition (financial or otherwise), assets, properties, or liabilities of the Business, or results of operations of the Business (taken as a whole) relative to other companies operating in the same industry in which the Business operates.

“Material Contracts” has the meaning specified in Section 5.12.

“Material Customer” has the meaning specified in Section 5.21.

“Material Supplier” has the meaning specified in Section 5.21.

“Multiemployer Plans” has the meaning specified in Section 5.14(e).

“New Ball Ground Lease” has the meaning specified in Section 2.2(e)(ii).

“Non-US Plan” means each Plan that provides compensation or benefits to or for the benefit of any Service Providers located outside of the U.S.

“Objecting Employees” has the meaning specified in Section 8.2(k)(ii).

“OFAC” has the meaning specified in Section 5.10(b)(i).

“Off-the-Shelf Software” has the meaning specified in Section 5.9(b).

“Order” means any judgment, injunction, award, decree, ruling, stipulation, determination, decision, writ or other order of any Governmental Body.

“Original Ball Ground Lease” means that certain Lease Agreement, dated as of October 21, 2016, by and between JLS-KTS, LLC, a Georgia limited liability company, as landlord (the “Ball Ground Landlord”), and Chart US, as tenant, as amended by that certain First Amendment to Lease Agreement, dated as of November 1, 2016, as further amended by that certain Second Amendment to Lease Agreement, dated February 23, 2017, and as further amended by that certain Third Amendment to Lease Agreement, dated May 31, 2017.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum or articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.

“Owned Real Property” has the meaning specified in Section 5.8(a).

“Parent” has the meaning specified in the Preamble.

“Parent 401(k) Plan” has the meaning specified in Section 8.2(g).

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent and/or the Sellers under this Agreement or in connection herewith.

“Parent Fundamental Representations” has the meaning specified in Section 11.1(a).

“Parent Group Member” means Parent and its Affiliates (including Sellers), and its and their respective directors, officers, employees, and their respective successors and assigns.

“Parent Insurance Policies” has the meaning specified in Section 5.19.

“Parent Legal” has the meaning specified in Section 12.17(a).

“Parent’s Counsel” has the meaning specified in Section 12.16(a).

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or any reissues, reexaminations, substitutes and extensions of any of the foregoing.

“PBCG” has the meaning specified in Section 5.14(d).

“Pension Plans” has the meaning specified in Section 5.14(d).

“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith by the appropriate proceedings for which a reserve has been established in accordance with the Accounting Principles on the Financial Statements; (b) with respect to the Leased Real Property, liens of landlords and, with respect to all Real Property, liens of carriers, warehousemen, mechanics and materialmen and other similar liens arising in the ordinary course of business or pursuant to Requirements of Law for sums not yet due and payable; (c) non-monetary Encumbrances on property which do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance; (d) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (e) Requirements of Law relating to zoning, building and other land use that affect the Owned Real Property or the Leased Real Property, in each case that are not violated by the current use, occupancy or activity conducted thereon by the Acquired Company or the Asset Sellers, as applicable; (f) Encumbrances that affect the underlying fee interest of any Leased Real Property; and (g) Encumbrances that will be released in full in connection with the Closing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means, to the extent regulated by any Data Protection Law applicable to the Business, (a) information and data concerning an identified or identifiable natural person (including any information specifically identified in any privacy policy of the Asset Sellers or the Acquired Company as “personally identifiable information”) in paper, electronic or any other form; and (b) any data collected from an IP address, software or by any other means that can be used to identify or contact an individual to predict or infer the preferences, interests or other characteristics of an individual user of a device.

“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (c) any “employee benefit plan,” as defined in Section 3(3) of ERISA, or (d) any employment, equity incentive, cash incentive, bonus, deferred compensation, pension, profit-sharing, savings, redundancy, retirement, severance, health, welfare, life insurance, fringe benefit, other compensation and/or benefit plan, policy, program, agreement or arrangement that, in each case, is maintained, sponsored or contributed to by the Acquired Company or to which Parent, Sellers or any of their respective Affiliates (including the Acquired Company) contributes or has any obligation or liability with respect to any Service Provider, other than any plan, program, policy or arrangement which is maintained by a Governmental Body.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Parent Ancillary Agreements excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Capital Gains Taxes” means any PRC Taxes imposed with respect to the transactions contemplated by this Agreement under the current Corporate Income Tax Law of the PRC, or any successor Requirements of Law thereto.

“Pre-Closing Insurance Matters” has the meaning specified in Section 8.4(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preliminary Cash Determination” has the meaning specified in Section 2.5(a)(A)(2).

“Preliminary Closing Statement” has the meaning specified in Section 2.5(a)(B).

“Preliminary Debt Determination” has the meaning specified in Section 2.5(a)(A)(3).

“Preliminary Purchase Price Determination” has the meaning specified in Section 2.5(a)(B).

“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.5(a)(A)(4).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.5(a)(A)(1).

“Proceeding” means any claim, demand, charge, complaint, action, suit, litigation, arbitration, proceeding, hearing, audit, review or investigation, whether judicial or administrative, by or before any Person or Governmental Body.

“Processing” has the meaning set forth in Section 1.1.

“Products” means the cryobiological products of the Business set forth on Exhibit C attached hereto and any discontinued cryobiological products of the Business.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning specified in Section 2.4(a).

“Purchased Interests” has the meaning set forth in Section 2.1.

“Quality System Regulation” has the meaning set forth in Section 1.1.

“REA” means a reciprocal easement agreement for ingress and egress over the driveway located partially on the New Prague Facility and partially on Chart US’s real property located adjacent to the New Prague Facility, which reciprocal easement agreement shall provide both the New Prague Facility and such adjacent real property with the right to use such driveway for ingress and egress and shall be in a form reasonably acceptable to Parent and Buyer. For the avoidance of doubt, the REA shall be a Permitted Encumbrance hereunder.

“Real Property” has the meaning specified in Section 5.8(b).

“Relate” or “Related” means (i) used primarily in, or (ii) arising, directly or indirectly, primarily out of the operation or conduct of, in each case, the Business as conducted by Parent, the Acquired Company or any Asset Seller.

“Related Party” has the meaning specified in Section 12.15.

“Related Party Contract” has the meaning specified in Section 5.18.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, leaching or migration of a Hazardous Material into the environment.

“Replacement Financing” has the meaning specified in Section 7.7(b).

“Replacement Financing Documents” has the meaning specified in Section 7.7(b).

“Required Information” means, collectively, the Financial Statements and the Interim Financial Statements from and after the date such Interim Financial Statements are delivered by Parent to Buyer in accordance with Section 7.6.

“Requirements of Law” means any laws, statutes, regulations, rules, codes, constitutions, Orders, treaties, common laws, judgments, decrees, ordinances and other requirements or rules of law enacted, adopted, issued or promulgated by any Governmental Body.

“Retention Bonuses” means the retention bonuses payable pursuant to the Assumed Retention Bonus Agreements.

“SAFE” means the PRC State Administration of Foreign Exchange, its competent local counterpart or any competent bank delegated by the PRC State Administration of Foreign Exchange to administer foreign exchange registrations.

“Safety Notices” has the meaning specified in Section 5.20(b).

“SAMR” means the PRC State Administration for Market Regulation or its local counterparts.

“Sanctioned Countries” has the meaning specified in Section 5.10(b)(iii).

“Sanctioned Persons” has the meaning specified in Section 5.10(b)(iii).

“Schedules” means the schedules delivered by Parent to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“SDN” has the meaning specified in Section 5.10(b)(iii).

“Seller Plan” means each Plan maintained or sponsored by Parent, any Seller or any of their respective Affiliates (other than the Acquired Company) (excluding, for clarity, any Company Plan).

“Sellers” has the meaning specified in the Recitals.

“Service Providers” means, collectively, (i) the Business Employees, (ii) all individual independent contractors, individual consultants, managers and directors of the Acquired Company, and (iii) all individual independent contractors, individual consultants, managers and directors of an Asset Seller who provide services primarily to or for the benefit of the Business.

“Software” means all computer software programs and software systems, databases, compilations, tool sets, libraries, and compilers, and related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Sublicense Agreement” means a sublicense agreement, by and between Chart US and Buyer, containing the terms and conditions set forth on Schedule 1.1(d), in each case, in form and substance reasonably satisfactory to Parent and Buyer.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” means (a) any federal, state, local or foreign net income, gross income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (b) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Tax Authority of any Governmental Body, whether disputed or not.

“Tax Authority” means any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Benefit” has the meaning specified in Section 11.6(a).

“Tax Contests” has the meaning specified in Section 8.1(c)(i).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Title Company” means the national office of First American National Title Insurance Company.

“Title Policy” has the meaning specified in Section 3.4(i)(iii).

“Third Person Claim” has the meaning specified in Section 11.4(a).

“Trade Control Laws” has the meaning specified in Section 5.10(b)(i).

“Trade Secrets” means (i) confidential information, know-how, concepts, methods, processes, formulae, algorithms, reports, data, customer lists, mailing lists, and business plans, and (ii) any other proprietary information that provides the owner with a competitive advantage and qualifies as “trade secrets” under applicable Requirements of Law.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing, including any renewals and extensions of any of the foregoing.

“Transaction Engagements” has the meaning specified in Section 12.17(a).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Parent and its Affiliates, in each case in connection with the transactions contemplated by this Agreement, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments related to any Parent equity award held by or granted to a Service Provider, any transaction bonus, change-of-control payment, severance payments, retention payments or other payments of compensation payable or made to any Service Provider (including the employer portion of any employment Taxes related to such payments imposed on such amounts), in each case solely as a result of the execution of this Agreement or in connection with the consummation of the transactions contemplated by this Agreement, regardless of whether such payments are made prior to, at, or following the Closing. For the avoidance of doubt, the Retention Bonuses shall not be Transaction Expenses and shall instead by reimbursed by Parent to Buyer in accordance with Section 8.2(m).

“Transfer Taxes” has the meaning specified in Section 8.1(a)(v).

“Transferring Employees” has the meaning specified in Section 8.2(a).

“Transferring French Employees” has the meaning specified in Section 8.2(k).

“Transferring German Employees” has the meaning specified in Section 8.2(k).

“Transition Services Agreement” means a transition services agreement, in the form attached hereto as Exhibit D, with such other terms as the parties may mutually agree.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom.

“UK Business Employees” means the individuals listed on Schedule 1.1(e).

“US Allocation” means $264,890,000, which is in respect of the Acquired Assets to be sold by Chart US.

“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in (i), or imposed elsewhere.

“Waiving Parties” has the meaning specified in Section 12.17(c).

“Working Capital” means (a) the consolidated current assets of the Business (excluding Cash and Cash Equivalents, Tax assets, and intercompany receivables between and among Parent and its Affiliates), minus (b) the consolidated current liabilities of the Business (excluding Indebtedness, Transaction Expenses, Tax liabilities, and intercompany payables among Parent and its Affiliates), in each case calculated in accordance with Exhibit E and the Accounting Principles.

“Working Capital Target” means $19,868,701.58.

Section 1.2 Interpretive Matters. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause the Equity Seller to sell and transfer to Buyer, and Buyer shall purchase and accept from the Equity Seller, all right, title and interest in and to all of the issued and outstanding equity interests of the Acquired Company (the “Purchased Interests”) free and clear of all Encumbrances (other than any Encumbrances under applicable securities laws). Upon the Closing, Buyer shall enjoy all the benefits and assume all the obligations as the sole shareholder of the Acquired Company associated with the acquisition of the Purchased Interests.

Section 2.2 Acquired Assets and Assumed Liabilities.

(a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall, and shall cause each Asset Seller to, sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from each such Asset Seller, as applicable, all right, title and interest in and to all of the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding the foregoing, Parent shall not, and shall cause each Asset Seller not to, sell, convey, assign or transfer to Buyer, and Buyer shall not purchase, acquire or accept from Parent or any Asset Seller, any of the Excluded Assets. All risk of loss with respect to the Acquired Assets (whether or not covered by insurance) shall be on Parent and the applicable Asset Seller up to the time of the Closing, whereupon such risk of loss with respect to the Acquired Assets conveyed at the Closing shall pass to Buyer.

(b) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall, and shall cause each Asset Seller to, transfer to Buyer, and Buyer shall assume and agree to pay, perform and discharge, as and when due, all of the Assumed Liabilities. Notwithstanding the foregoing, Parent shall not, and shall cause each Asset Seller not to, transfer to Buyer, and Buyer shall not assume, nor be deemed to have assumed, or be obligated to pay, perform or otherwise discharge any of the Excluded Liabilities. Parent and the Asset Sellers, as applicable, shall at all times remain liable to pay, perform and discharge when due, all Excluded Liabilities.

(c) Post-Closing Asset and Liability Transfers (Wrong Pockets). At any time following the Closing, if the parties hereto determine that any assets, rights, properties or Liabilities that properly constitute Acquired Assets or Assumed Liabilities were not transferred to Buyer at Closing, Parent shall use commercially reasonable efforts to promptly transfer and deliver (or to cause to be transferred and delivered) such assets, rights, properties or Liabilities to Buyer or, at Buyer’s request, an Affiliate of Buyer without the payment of any further consideration therefor. At any time following the Closing, if the parties determine that any assets, rights, properties or Liabilities that did not properly constitute Acquired Assets or Assumed Liabilities were inadvertently transferred to Buyer at Closing, Buyer shall use commercially reasonable efforts to promptly transfer and deliver (or to cause to be transferred and delivered) such assets, rights, properties or Liabilities to Parent or, at Parent’s request, an Affiliate of Parent without the payment of any further consideration therefor.

(d) Designation of Affiliates. To the extent that any of the Acquired Assets are under the control of any of Parent’s Affiliates (other than the Asset Sellers), Parent shall cause such Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer and its Affiliates of such Acquired Assets under terms and conditions which are consistent with and subject to the terms of this Agreement. Prior to the Closing, Buyer may designate one or more Affiliates (each, a “Buyer Designee”) to, at the Closing, (i) acquire all or part of the Acquired Assets or Purchased Interests, (ii) assume all or part of the Assumed Liabilities or (iii) pay a designated portion of the Purchase Price pursuant to Section 2.4, in which event all references herein to Buyer will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliates.

(e) Acquired Assets and Assumed Liabilities Subject to Third-Party Consent; Ball Ground Lease.

(i) To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer (or any Buyer Designee) of any Acquired Asset or Assumed Liability is prohibited by any applicable Requirements of Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period of 18 months after the Closing Date, the parties shall use their respective reasonable best efforts to cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers and to give any notices required for the transfer of such Acquired Asset or Assumed Liability; provided, however, that no party shall be required to pay any consideration, make any material concession (other than customary filing and application fees typically paid by a seller or transferee) or commence or participate in any litigation. If such authorization, approval, consent or waiver is obtained, Parent shall cause the applicable Asset Seller to promptly assign, transfer, convey or deliver any such Acquired Asset or Assumed Liability to Buyer or its designated Affiliate at no additional cost. Pending the earlier of obtaining such authorization, approval, consent or waiver or the expiration of such 18-month period, the parties shall use reasonable best efforts to cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer all economic benefits and burdens (“Back-to-Back Arrangements”) of any such Acquired Asset or Assumed Liability. During such time period, Parent and its applicable Affiliates shall comply with all applicable covenants and obligations with respect to such Acquired Asset or Assumed Liability, including the payment of any costs or expenses in connection therewith, which shall be performed by Parent or its applicable Affiliate for Buyer’s account and Buyer shall promptly (but in no event later than 30 days following receipt of an invoice from Parent) reimburse Parent for any such out-of-pocket costs, expenses or payments made by Parent or its applicable Affiliate in respect of such Acquired Asset or Assumed Liability.

(ii) Prior to the Closing, Parent shall use its reasonable best efforts to cause the Ball Ground Landlord to (A) enter into a new lease agreement with Buyer (or a Buyer Designee), which new lease agreement shall be on substantially similar terms to the Original Ball Ground Lease (other than with respect to rent and the description of the premises) (the “New Ball Ground Lease”); provided, however, that (x) the premises to be subject to the New Ball Ground Lease would be the Ball Ground Buyer Premises and (y) the rent payable under the New Ball Ground Lease would be equal to the per square foot rental rate payable under the Ball Ground Lease multiplied by the rentable square footage of the Ball Ground Lease Buyer Premises, and (B) amend the Original Ball Ground Lease to remove the Ball Ground Buyer Premises from the premises covered thereby. Buyer shall reasonably cooperate in connection with such efforts, including by providing customary tenant information to the Ball Ground Landlord reasonably promptly upon Parent’s written request.

Section 2.3 Local Agreements.

(a) Execution and Delivery. The parties hereto acknowledge and agree that the implementation of the transactions contemplated by Sections 2.1 and 2.2 may need to be effected at the Closing pursuant to certain short-form assignment and assumption, sale or other similar short-form transfer agreements, including, as necessary, notices of transfer, notarial deeds, powers of attorney and any other ancillary agreement or document reasonably requested by Buyer (provided that the parties agree that such assignment agreement will be required for the part of the Business sold by Chart Germany), in all cases subject to and conforming with the requirements of applicable local Requirements of Law (on a country-by-country basis), the Organizational Documents of the Acquired Company and the terms and conditions of this Agreement (collectively, the “Local Agreements”). The parties hereto shall negotiate in good faith the provisions of the Local Agreements, which shall be in a form mutually agreed upon by the parties hereto prior to the Closing, under the fundamental principle that the operative provisions governing the transactions contemplated by Sections 2.1 and 2.2 shall be contained in this Agreement to the maximum extent practicable so as to avoid confusion regarding the terms of such transactions. Unless otherwise required by applicable local Requirements of Law (on a country-by-country basis), the Local Agreements shall not contain any representations, warranties, covenants, indemnities or conditions. Each Local Agreement with respect to each applicable jurisdiction shall be in substantively the same form except, as the parties hereto shall mutually agree, for (i) the deletion of provisions which are inapplicable to the Business (or portion thereof) in such jurisdiction, (ii) such changes as may be necessary to satisfy the requirements of applicable local Requirements of Law or applicable Organizational Documents of any relevant Persons and (iii) such changes regarding employees and employee benefit matters in order to adapt such Local Agreement to the particular circumstances of the Business and jurisdiction. The parties will cooperate to prepare the Local Agreements as soon as reasonably practicable following the date hereof and will execute and deliver or cause their respective Affiliates to execute and deliver such Local Agreements at the Closing upon the terms and subject to the conditions of this Agreement.

(b) Claims Under Local Agreements. For the avoidance of doubt, each applicable Local Agreement will be entered into solely for the purpose of implementing (in the relevant jurisdictions) the sale, purchase and delivery of the Purchased Interests and the Acquired Assets, and the assignment and assumption of the Assumed Liabilities, as provided under the provisions of this Agreement. None of Buyer, Parent or any other party to a Local Agreement (including Sellers) shall be permitted to bring any claim against the other parties to such Local Agreement in respect of, under or based upon the Local Agreements; provided, that the foregoing shall not limit any rights or remedies of Buyer and Parent contained in this Agreement.

Section 2.4 Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Purchased Interests and the Acquired Assets, Buyer shall (or shall cause one or more of its Affiliates as Buyer may designate pursuant to Section 2.2(d) to) (x) assume the Assumed Liabilities as provided in Section 2.2(b) and (y) pay to Sellers cash by wire transfer to one or more bank accounts designated in writing by Parent at least five (5) Business Days prior to the Closing Date in an amount equal to (the “Purchase Price”):

(i) the Base Purchase Price;

(ii) plus the Closing Date Working Capital Adjustment Amount (if the Closing Date Working Capital Adjustment Amount is a positive number);

(iii) minus the absolute value of the Closing Date Working Capital Adjustment Amount (if the Closing Date Working Capital Adjustment Amount is a negative number);

(iv) minus an amount equal to the amount necessary to discharge in full the Indebtedness of the Acquired Company as of immediately prior to the Closing (the “Closing Date Debt”);

(v) minus an amount equal to the Transaction Expenses of the Acquired Company, to the extent not paid prior to the Closing (the “Closing Date Transaction Expenses”); and

(vi) plus an amount equal to the Cash and Cash Equivalents of the Acquired Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Date Cash”);

provided, however, that the Australia Allocation portion of the Purchase Price shall be paid to Chart Australia, the US Allocation portion of the Purchase Price shall be paid to Chart US, the China Allocation portion of the Purchase Price shall be paid to the Equity Seller, the France Allocation portion of the Purchase Price shall be paid to Chart France, and the Germany Allocation portion of the Purchase Price shall be paid to Chart Germany, in each case as adjusted pursuant to the foregoing Sections 2.4(a)(ii) through (vi) as each such item relates to the Purchased Interests or Acquired Assets to be sold by such Seller, respectively (except for any such adjustment pursuant to the foregoing Sections 2.4(a)(ii) and (iii), which shall adjust all of such allocations pro rata in proportion to what each bears to the Purchase Price).

(b) Not less than four (4) Business Days prior to the Closing Date, Parent shall deliver to Buyer a certificate setting forth (i) the best and good faith estimate by Parent of (A) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (B) the Closing Date Cash (the “Estimated Closing Date Cash”), (C) the Closing Date Debt (the “Estimated Closing Date Debt”) and (D) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (ii) based on such estimates, a calculation of the Estimated Purchase Price, all in reasonable detail prepared in accordance with the Accounting Principles.

(c) Unless otherwise stated, all payments contemplated by this Agreement (including the Purchase Price), the Buyer Ancillary Agreements or the Parent Ancillary Agreements shall be made in U.S. Dollars. To the extent any component of the Purchase Price or any such other payment is based on or is determined by a currency other than U.S. Dollars, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate as of the date of the relevant payment; provided, however, that, for the avoidance of doubt, in the case of any component of the Purchase Price, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate as of the Closing Date.

Section 2.5 Purchase Price Adjustments.

(a) As promptly as practicable (but not later than ninety (90) days) following the Closing Date, Buyer shall deliver to Parent a certificate setting forth in reasonable detail (A) Buyer’s calculation of (1) Closing Date Working Capital (the “Preliminary Working Capital Determination”), (2) Closing Date Cash (the “Preliminary Cash Determination”), (3) Closing Date Debt (the “Preliminary Debt Determination”) and (4) Closing Date Transaction Expenses (the “Preliminary Transaction Expenses Determination”), and (B) based on such calculations, a calculation of the Purchase Price (the “Preliminary Purchase Price Determination” and, together with the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Debt Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”), all in accordance with the Accounting Principles; provided, however, that until such time as the calculation of the amounts shown on the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price determinations are final and binding on the parties pursuant to this Section 2.5, Buyer and its accountants shall, upon Parent’s reasonable request, make themselves available to discuss with Parent and its accountants during normal business hours at a mutually agreeable time the Preliminary Closing Statement and Parent and its accountants shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to Parent’s entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants used in connection with the preparation of the Preliminary Closing Statement.

(b) Following receipt of the Preliminary Closing Statement, if Parent has any objections to such document as prepared by Buyer, Parent shall deliver written notice to Buyer of such dispute indicating each disputed item (including the specified dollar amount of each disputed item along with the calculation of such disputed amount) and the basis for the disagreement therewith within forty-five (45) days after the date of such receipt thereof. In the event that Parent does not notify Buyer of a dispute with respect to the Preliminary Closing Statement within such 45-day period, the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination set forth therein shall be final and binding as the “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt,” “Closing Date Transaction Expenses” and “Purchase Price,” respectively, for purposes of this Agreement. In the event of notice of such dispute, Parent and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and Parent, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Parent provides written notice to Buyer of Parent’s objections, then Buyer and Parent shall engage the Auditors to conduct a review of Parent’s objections to the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and/or Preliminary Purchase Price Determination, as the case may be, as promptly as reasonably practicable (such review to be completed not later than thirty (30) days after the Auditors are requested to conduct such review) and, upon completion of such review, to deliver written notice to Parent and Buyer setting forth the Auditors’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.5. The Auditors’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement. In resolving such objections, the Auditors shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement and the decision of the Auditors shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The parties hereto shall not permit the Auditors to conduct any ex-parte communications with the parties, nor shall the Auditors take into consideration any settlement offers provided or exchanged by the parties. The Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination as agreed by Buyer and Parent or as determined by the Auditors, as the case may be, shall be final and binding as the “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt,” “Closing Date Transaction Expenses,” and “Purchase Price,” respectively, for purposes of this Agreement.

(c) The parties hereto shall make available to the Auditors (if applicable), such books, records and other information (including work papers) that the Auditors may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Auditors hereunder shall be paid by Buyer, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.6 Purchase Price Adjustment Payment. Promptly (but not later than five (5) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price pursuant to Section 2.5, the parties shall take the following actions, as applicable:

(a) if the Purchase Price as finally determined pursuant to Section 2.5 exceeds the Estimated Purchase Price, then Buyer shall pay to Sellers by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Parent in writing; and

(b) if the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.5, then Parent shall cause the Sellers to pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Buyer in writing;

provided, however, that each party hereto, as applicable, shall cause any such payments required to be made to or by Sellers pursuant to this Section 2.6 to be made to or by (or on behalf of) Chart Australia, Chart US, the Equity Seller, Chart France and Chart Germany in the relative proportions that such amounts actually relate to the Australia Allocation, the US Allocation, the China Allocation, the France Allocation and the Germany Allocation, respectively (except for any such payments in respect of Sections 2.4(a)(ii) and (iii), which shall adjust all of such allocations pro rata in proportion to what each bears to the Base Purchase Price).

Section 2.7 Post-Closing Filings in the PRC and Relevant Covenants.

(a) With respect to the Purchased Interests and the Acquired Company:

(i) Parent shall cause the Equity Seller to make a filing to the SAMR to register the Buyer Nominees as the Acquired Company’s new director, supervisor, legal representative and general manager as soon as practicable after the Closing Date (provided that the executed original copies (as applicable) of the Buyer’s Closing deliverables for such filing listed in Schedule 3.3(i) have been made available to the Acquired Company), and shall provide Buyer with a scanned copy of the filing notice issued by the SAMR evidencing the completion of such filing once such notice is obtained; and

(ii) Buyer shall cause the China Designee or the Acquired Company (as applicable) to make the following filings as soon as practicable after the Closing Date and provide Parent with a scanned copy of each of the filing notices and other documentation issued by the relevant authorities evidencing the completion of each relevant filing once such a documentation is obtained:

(A) the filing to the SAMR to register the China Designee as the Acquired Company’s new sole shareholder; and

(B) the filings to SAFE, the competent PRC Tax Authority and the customs office to update a Buyer Nominee (as applicable) as the Acquired Company’s new legal representative and register the China Designee as the Acquired Company’s new sole shareholder (as applicable).

(b) From the Closing until such time as the filings in Section 2.7(a) have been made and approval by the relevant authorities has been received in connection therewith, each of Buyer and its Affiliates, on the one hand, and Parent and the Equity Seller, on the other hand, shall provide or cause to be provided to the other parties all reasonable best efforts as are reasonably requested in connection therewith.

(c) With respect to the period from and after the Closing until the Completion Date for the SAMR Registration, Buyer shall indemnify and hold harmless each Parent Group Member from and against any Losses incurred by any Parent Group Member in connection with, arising out of or resulting from any claims made by any third party against any Parent Group Member as the Acquired Company’s sole shareholder on the SAMR’s record (in each case subject to Article XI).

ARTICLE III

CLOSING

Section 3.1 Closing Date. The Closing shall be held at the offices of Winston & Strawn LLP, 35 West Wacker Street, Chicago, Illinois 60601, at 10:00 a.m. Eastern time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other date, time and place (including remotely via the exchange of executed documents and other deliverables by PDF) as shall be agreed upon by Buyer and Parent; provided, however, Buyer shall not be obligated to effect the Closing prior to the third Business Day following the final day of the Marketing Period or such earlier date as Buyer shall request on two (2) Business Days’ prior written notice to Parent (but subject in each case to the satisfaction or waiver of all of the conditions set forth in Article IX (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions)). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.2 Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a) Buyer shall pay to Sellers in accordance with Section 2.4(b) the Estimated Purchase Price, by wire transfer of immediately available funds to the bank account or accounts specified by Parent in writing at least two (2) Business Days prior to the Closing Date;

(b) Buyer shall (on behalf of the Acquired Company) repay in full the Closing Date Debt, to the extent set forth in any payoff letter(s) delivered by Parent pursuant to Section 3.4(b), by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Indebtedness in writing at least two (2) Business Days prior to the Closing Date; and

(c) Buyer shall pay, by wire transfer of immediately available funds to the bank account or accounts specified by Parent in writing at least two (2) Business Days prior to the Closing Date, an amount sufficient to pay in full each Closing Date Transaction Expense (or, at Parent’s discretion, Buyer shall pay to the Acquired Company such funds to pay such amounts).

Section 3.3 Buyer’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Parent all of the following:

(a) such assumption instruments, Local Agreements, endorsements, consents, and other good and sufficient instruments of assumption as shall be effective to vest in Buyer, or Buyer’s Designees, if any, respectively, all right, title and interest in and to the Purchased Interests and the Acquired Assets, in each case as provided for pursuant to this Agreement or as otherwise agreed by the parties;

(b) a duly executed counterpart of Buyer (or a Buyer Designee) to the Transition Services Agreement;

(c) a duly executed counterpart of Buyer (or a Buyer Designee) to the Bill of Sale;

(d) a duly executed counterpart of Buyer (or a Buyer Designee) to each of the IP Assignment Agreements;

(e) the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer;

(f) any documents reasonably required to facilitate the transfer of the Owned Real Property;

(g) a duly executed counterpart of Parent or its applicable Affiliate to the REA;

(h) a duly executed counterpart of Chart US or its applicable Affiliate of the Sublicense Agreement; and

(i) the documents for the SAMR Filings listed in Schedule 3.3(i).

Section 3.4 Parent’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Parent shall deliver to Buyer all of the following:

(a) the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers, supervisors, legal representatives, and directors of the Acquired Company, except as requested otherwise by Buyer in writing not less than fifteen (15) Business Days prior to the Closing Date;

(b) a pay-off letter from each Person or Persons to whom any amounts of Closing Date Debt are owed and shall be paid at the Closing;

(c) a properly executed certificate, in form and substance satisfactory to Buyer, of Chart US’s non-foreign status prepared in accordance with Treasury Regulations Section 1.1445-2(b);

(d) a duly executed counterpart of Parent to the Transition Services Agreement;

(e) a duly executed counterpart of Chart US to the Bill of Sale;

(f) a duly executed counterpart of each applicable Seller to each of the IP Assignment Agreements;

(g) such stock transfer instruments, Local Agreements, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer all right, title and interest in and to the Purchased Interests and the Acquired Assets, in each case as provided for pursuant to this Agreement or as otherwise agreed by the parties;

(h) the certificate contemplated by Section 9.3(c), duly executed by Parent;

(i) with respect to each parcel of Owned Real Property located in the United States:

(i) an original special warranty deed (or local equivalent) executed, notarized and in recordable form conveying fee simple title to such Owned Real Property to Buyer (the “Deed”);

(ii) a certificate of real estate value and any Transfer Tax forms reasonably required in connection with the recording of the Deed;

(iii) an irrevocable commitment from the Title Company (subject to Buyer’s payment of the associated fee or premium and Buyer’s delivery to the Title Company of a signed and sealed survey) to issue to Buyer a new extended ALTA owner’s title policy (which may be in the form of a mark-up of the title commitment) with respect to each of the parcels of the Owned Real Property located in New Prague, Minnesota, insuring fee simple title thereto vested in Buyer (or a Buyer Designee), free and clear of Encumbrances except for the Permitted Encumbrances, in an insured amount reasonably acceptable to Buyer (the “Title Policy”);

(iv) such other documents and instruments as may be reasonably necessary to effect or evidence the transactions contemplated hereby (including the issuance of the Title Policy and the conveyance of the Owned Real Property);

(j) a duly executed counterpart of Buyer or the applicable Buyer Designee of the REA;

(k) the shareholders’ register and investment certificate of the Acquired Company recognizing that the China Designee is the Acquired Company’s sole and beneficial shareholder as of the Closing Date, each affixed with the Acquired Company’s company chop;

(l) a duly executed counterpart of Buyer or the applicable Buyer Designee of the Sublicense Agreement;

(m) the documents for the SAMR Filings listed in Schedule 3.4(m); and

(n) evidence reasonably satisfactory to Buyer of Parent’s receipt of all consents, notices, waivers, amendments and approvals described on Schedule 3.4(n).

Section 3.5 Withholding. Each Buyer Group Member shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including Purchase Price, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any Requirements of Law. Prior to making any such deduction or withholding, Buyer shall give Parent reasonable advance notice (and in any event not less than five (5) Business Days) of its intention to make such deduction or withholding and the opportunity to provide the necessary Tax forms or other information to avoid or reduce such withholding. To the extent that amounts are withheld by any Buyer Group Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING PARENT, SELLERS AND THE PURCHASED INTERESTS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Parent represents and warrants to Buyer, as of the date hereof and the Closing Date (or, with respect to any representations and warranties made as of any particular date, as of such date), as follows:

Section 4.1 Organization, Power and Authority. Parent and each Seller has been duly formed and is validly existing under the laws of the jurisdiction of its organization. Parent and each Seller is duly qualified or licensed to transact business and is in good standing (or its local equivalent, if any) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and each Seller has the requisite corporate or other power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement. Parent and each Seller have the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent and each Seller (as applicable) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Parent’s board of directors and do not require any further authorization, consent or other proceeding of Parent, any Seller or any of their respective stockholders or equityholders. This Agreement has been duly and validly authorized, executed and delivered by Parent and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, and each of the Parent Ancillary Agreements to which it is a party has been duly authorized by such Seller and Parent and, upon execution and delivery by such Seller and Parent, will (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) represent the legal, valid and binding obligation of such Seller and Parent, enforceable against such Seller and Parent in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2 Title to Purchased Interests and Acquired Assets. The Equity Seller is the sole record and beneficial owner of all of the Purchased Interests, free and clear of all Encumbrances (other than any Encumbrances under applicable securities laws). The Equity Seller has the power and authority to sell, transfer, assign and deliver the Purchased Interests to Buyer as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Purchased Interests, free and clear of any and all Encumbrances (other than any Encumbrances under applicable securities laws). Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Equity Seller or to which Equity Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Purchased Interests. Each Asset Seller has good and valid title to the personal property and other assets which it owns that are included in the Acquired Assets, free and clear of Encumbrances (other than Permitted Encumbrances).

Section 4.3 No Brokers. None of Parent, any Seller nor any other Person acting on Parent’s or any Seller’s behalf has incurred any Liability to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Parent Ancillary Agreements.

Section 4.4 No Other Representations. Except for the representations and warranties contained in this Agreement, the Parent Ancillary Agreements and any certificates or documents delivered hereto, neither Parent nor any other Person acting on behalf of Parent makes any representation or warranty, express or implied, regarding Parent, Sellers or the Purchased Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE BUSINESS, THE ACQUIRED COMPANY AND THE TRANSACTION

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Parent represents and warrants to Buyer, as of the date hereof and the Closing Date (or, with respect to any representations and warranties made as of any particular date, as of such date), as follows:

Section 5.1 Organization; Capital Structure of the Acquired Company; Power and Authority.

(a) The Acquired Company has been duly formed and is validly existing under the laws of the jurisdiction of its organization and is not and has not, during the course of Parent’s direct or indirect ownership of the Acquired Company, been insolvent or subject to any bankruptcy or insolvency proceedings under the applicable Requirements of Law. To the extent applicable, the Acquired Company is duly qualified or licensed to transact business and is in good standing (or its local equivalent, if any) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Acquired Company has the requisite corporate or other power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement.

(b) Schedule 5.1(b) sets forth the authorized capital stock or other equity interests of the Acquired Company and the number of shares or the ownership percentages of each class of capital stock or other equity interests of the Acquired Company that are issued and outstanding and the owner of such shares or other equity interests. Except for the Purchased Interests, there are no shares of capital stock or other equity securities of the Acquired Company issued, reserved for issuance or outstanding. All of such capital stock or other equity interests set forth on Schedule 5.1(b) (i) are duly authorized, validly issued, and as applicable, fully paid and nonassessable, (ii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of the Acquired Company or any Contract to which the Equity Seller or the Acquired Company is a party or otherwise bound and (iii) have been offered, sold and issued in compliance with applicable Requirements of Law.

(c) Except for this Agreement, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other outstanding equity interests of the Acquired Company or outstanding securities of the Acquired Company that are convertible into or exchangeable for capital stock of, or other equity interests in, the Acquired Company. There are no outstanding or authorized compensatory equity or equity-linked interests with respect to the capital stock or other equity interests of the Acquired Company, including any options, appreciation rights, restricted stock, stock units, profits interests, restricted units, phantom stock, profit participation or similar awards or rights.

Section 5.2 Subsidiaries. The Acquired Company does not have any Subsidiaries. The Acquired Company does not own nor does the Acquired Company have the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any other Person.

Section 5.3 Conflicts. Neither the execution and delivery by Parent of this Agreement or by Parent or any Seller of any of the Parent Ancillary Agreements, nor the consummation by Parent and Sellers of any of the transactions contemplated hereby or thereby, nor the compliance by Parent and Sellers with the terms, conditions and provisions hereof or thereof will:

(a) subject to obtaining the receipt of all necessary consents and approvals and the filing of all necessary documents set forth in Section 5.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, (i) the Organizational Documents of the Acquired Company or any Seller, (ii) any Material Contract, (iii) any of the Purchased Interests or any of the assets of the Acquired Company or the Acquired Assets, (iv) any Order to which the Business is a party or by which the Business is bound or (v) any Requirements of Law affecting the Business, other than, in the case of clauses (ii), (iii), (iv) and (v) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to affect the Business in any material respect or prevent or delay the consummation of any of the transactions contemplated hereby; or

(b) except as set forth in Schedule 5.3(b), require the approval, consent, authorization or act of, the notice to or the making by Parent, the Acquired Company or Sellers of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required in connection with the Taxes described in Section 8.1 and (iii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to affect the Business in any material respect or prevent or delay the consummation of any of the transactions contemplated hereby.

Section 5.4 Financial Statements.

(a) Schedule 5.4 contains complete copies of (i) the audited consolidated balance sheet of the Business as of December 31, 2019 and December 31, 2018 and the unaudited consolidated balance sheet of the Business as of March 31, 2020 and June 30, 2020 (June 30, 2020 being the “Balance Sheet Date”), and (ii) the audited consolidated statement of profit and loss and cash flows of the Business for the year ended December 31, 2019 and December 31, 2018 and the unaudited consolidated statement of profit and loss and cash flows of the Business for the three months ended March 31, 2020 and six months ended June 30, 2020 (collectively, the “Financial Statements”). Except as set forth therein or as described on Schedule 5.4, the Financial Statements are based on and consistent with the books and records of Parent, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Business, and have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, as of their respective dates and for the respective periods covered thereby.

(b) All transactions related to the Business are and have been properly and accurately recorded in reasonable detail in its books and records, and each document upon which such entries in its books and records are based is complete and accurate in all material respects. None of Parent, the Acquired Company, Sellers nor any Person on behalf of or for the benefit of Parent, the Acquired Company or Sellers have created or used any off-books cash funds, bank accounts, or other property in connection with the Business. Parent, the Acquired Company and Sellers have not made any false or fictitious entries in its books or records related to the Business, and Parent, the Acquired Company and Sellers maintain a system of internal accounting controls adequate to ensure that Parent, the Acquired Company and Sellers maintain no off-the-books accounts in relation to the Business and that its assets are used only in accordance with management directives.

Section 5.5 Operations Since Balance Sheet Date. From the Balance Sheet Date to the date hereof, there has not been a Material Adverse Effect and, except as set forth in Schedule 5.5, from the Balance Sheet Date to the date hereof, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from the Balance Sheet Date to the date hereof, except as set forth in Schedule 5.5, the Business has not taken any action, which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.4(b).

Section 5.6 Taxes. Except as set forth in Schedule 5.6:

(a) All Tax Returns required to have been filed by or on behalf of the Acquired Company and, with respect to the Acquired Assets or the Business, the Asset Sellers have been timely filed (taking into account extensions properly obtained) with the appropriate Tax Authority. All such Tax Returns are true, complete and accurate in all material respects. No claim has ever been made by a Tax Authority in a jurisdiction where the Acquired Company or, with respect to the Acquired Assets or the Business, any Asset Seller does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) All Taxes due and owing by the Acquired Company and, with respect to the Acquired Assets or the Business, Parent and the Asset Sellers (whether or not shown on any Tax Returns) have been timely paid.

(c) Neither the Acquired Company nor, with respect to the Acquired Assets or the Business, any Asset Seller is the beneficiary of any extension of time within which to file any Tax Return other than ordinary course extensions of time to file Tax Returns which have since been filed.

(d) There is no pending or threatened audit, investigation, dispute, notice of deficiency, claim or other action with respect to Taxes of the Acquired Company or, with respect to the Acquired Assets or the Business, the Asset Sellers. Neither the Acquired Company nor, with respect to the Acquired Assets or the Business, any Asset Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Acquired Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for U.S. federal, state, local or foreign Tax purposes. The Acquired Company is not liable for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Requirements of Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(f) Neither the Acquired Company nor, with respect to the Acquired Assets or the Business, any Asset Seller is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than any such agreement entered into in the ordinary course of business that is not primarily related to Taxes.

(g) The Acquired Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. The Acquired Company is disregarded as an entity separate from its owner for U.S. federal income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Acquired Company.

(h) The Acquired Company has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Requirements of Law.

(i) The Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(j) During the last three (3) years, the Acquired Company has not been party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied;

(k) There are no Encumbrances for Taxes upon the assets of the Acquired Company or upon the Acquired Assets, nor have any such Encumbrances been proposed or anticipated, except for Permitted Encumbrances.

(l) All Taxes which the Acquired Company is required by Requirements of Law to withhold or to collect for payment, or which Parent or Sellers are or have been required by Requirements of Law to withhold with respect to the Business, have been duly withheld and collected and have been paid to the appropriate Tax Authority or set aside or reserved on the books of the Acquired Company, Parent or Sellers.

(m) No compensation has been or would reasonably be expected to be includable in the gross income of any current or former Service Provider as a result of the operation of Section 409A of the Code.

(n) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(o) There is no contract, agreement, plan or arrangement which requires the Acquired Company to pay a Tax gross-up or reimbursement payment to any Service Provider, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 5.7 Governmental Permits. Except as set forth in Schedule 5.7, the Parent, Acquired Company or one of the Asset Sellers owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body that are necessary to conduct the Business in all material respects as conducted immediately prior to the date of this Agreement and Closing (collectively, the “Governmental Permits”). Each of the Governmental Permits is valid, subsisting and in full force and effect. Except as set forth in Schedule 5.7, the operation of the Business as currently conducted is not, and during the past three (3) years has not been, in material violation of, nor is the Acquired Company or, with respect to the Business, the Parent or any Asset Seller, in default or material violation under, any Governmental Permit and, to the Knowledge of Sellers, no event has occurred which would constitute a default or violation of any material term, condition or provision of any Governmental Permit.

Section 5.8 Real Property.

(a) Schedule 5.8(a) sets forth a true and complete list of each parcel of real property (including the address) owned by the Acquired Company or, with respect to the Business, the Asset Sellers (collectively, the “Owned Real Property”) and the record owner thereof. The Acquired Company or an Asset Seller, has good, marketable, indefeasible and valid fee simple title to all of the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. Neither the Acquired Company nor any of the Asset Sellers has (i) leased or otherwise granted to any Person rights to use or occupy the Owned Real Property or any portion thereof, (ii) an option to acquire any real property or interest therein with respect to the Business. There are no purchase agreements, letters of intent, outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b) The Owned Real Property identified in Schedule 5.8(a) and the Leased Real Property identified in Schedule 5.8(c) (collectively, the “Real Property”) comprise all of the real property Related to the Business.

(c) Schedule 5.8(c) sets forth (i) a true, correct and complete list of all leasehold, subleasehold and licensed interests (including the address) of, the Acquired Company or, with respect to the Business, the Asset Sellers in all real property (the “Leased Real Property”) and (ii) a true and complete list of all leases, subleases, licenses and other agreements for the use and occupancy by the Business of the Leased Real Property (together with all modifications, amendments, extensions, guaranties, assignments and supplements thereto, collectively, the “Lease Agreements”). Parent has made available to Buyer true and complete copies of all Lease Agreements. Each Lease Agreement is a legal, valid and binding obligation of the Acquired Company or an Asset Seller, as applicable, is in full force and effect and is enforceable against the Acquired Company or such Asset Seller, as applicable, and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Law of general application relating to or affecting creditors’ rights and to general principles of equity. Except as set forth in Schedule 5.8(c), (i) the Acquired Company or the Asset Sellers, as applicable, have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances (except for Permitted Encumbrances), (ii) the Lease Agreements have not been assigned, modified, amended, supplemented or altered, in writing or otherwise, (iii) the Acquired Company or the Asset Sellers, as applicable, have performed all material obligations required to be performed by them and are not in any material default under or in material breach of nor in receipt of any written notice of breach or termination under any Lease Agreement, and to the Knowledge of Sellers, as applicable, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Acquired Company or the Asset Sellers under any Lease Agreement, and (iv) to the Knowledge of Sellers, no other party to any Lease Agreement is in material breach of or material default under such Lease Agreement. None of the Acquired Company or the Asset Sellers, as applicable, has subleased or otherwise granted to any other party the right to use any of the Leased Real Property.

(d) To the Knowledge of Sellers, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting any Real Property permit the use and operation of such Real Property for its current use.

(e) The Sellers have not received written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Real Property or any portion thereof, or the taking of any other action by governmental authorities concerning such Real Property that would hinder or prevent the use of such Real Property for its current use.

(f) The Sellers have not received any written notice of any existing, pending, or proposed (i) public improvement in, about, or outside any Real Property that has or would result in the imposition of any Encumbrance (other than Permitted Encumbrances) against any part of such Real Property; (ii) special assessment imposed or to be imposed by any Governmental Body impacting or that would impact, respectively, any part of any Real Property; or (iii) condemnation or eminent domain proceedings or their local equivalent affecting any of the Real Property.

Section 5.9 Intellectual Property.

(a) Schedule 5.9(a) contains a list of all Copyrights, Patent Rights and Trademarks (i) owned by the Acquired Company or (ii) owned by the Asset Sellers or the Parent that are Related to the Business (the “Company Registered Intellectual Property”). None of the Asset Sellers, the Acquired Company or the Parent own, directly or indirectly, any Copyrights, Patent Rights or Trademarks which are necessary for the conduct of the Business as currently conducted, except for those listed on Schedule 5.9(a).

(b) Schedule 5.9(b) contains a list of all Software owned or used by the Asset Sellers or the Acquired Company that are Related to the Business, other than software that is generally commercially available and subject to “shrink-wrap” or “click-through” non-exclusive license agreements for aggregate fees of less than $200,000, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Asset Sellers or Acquired Company (“Off-the-Shelf Software”).

(c) Except as disclosed in Schedule 5.9(c), (i) the Acquired Company, an Asset Seller or the Parent (A) owns the entire right, title and interest in and to the Registered Company Intellectual Property and all other material Intellectual Property owned or purported to be owned by (I) the Acquired Company, (II) the Asset Sellers or (III) the Parent and included in the Acquired Assets (collectively, the “Company Intellectual Property”), free and clear of all Encumbrances, except for Permitted Encumbrances; or (B) has a valid contractual right or license to use any Intellectual Property used by it in the conduct of the Business that is not owned or purported to be owned by such Person, and (ii) the Acquired Company, an Asset Seller or the Parent either (A) owns the entire right, title and interest in and to the Software listed in Schedule 5.9(b), free and clear of all Encumbrances, except for Permitted Encumbrances; or (B) has a valid contractual right or license to use any Software used by it in the conduct of the Business that is not owned or purported to be owned by such Person.

(d) Except as disclosed in Schedule 5.9(d): (i) all registrations for Company Registered Intellectual Property identified in Schedule 5.9(a) are valid and in force, and all applications to register Company Registered Intellectual Property so identified are pending and in good standing, all (to the Knowledge of Sellers) without challenge of any kind; and (ii) to the Knowledge of Sellers, no other Person is infringing on any of the Company Intellectual Property.

(e) Except as disclosed in Schedule 5.9(e), (i) no infringement, misappropriation or other violation by the Business of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business in the past three (3) years; and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by the Acquired Company, an Asset Seller or the Parent in respect of the conduct of the Business in the past three (3) years.

(f) Except as disclosed in Schedule 5.9(f), as of the date hereof, no Proceedings are pending or, to the Knowledge of Sellers, threatened against the Acquired Company or, with respect to the Business, the Asset Sellers or the Parent, which challenge the validity, enforceability or ownership of any Company Intellectual Property.

(g) The IT Assets operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Asset Sellers and the Acquired Company and the operation of Business. There has been no failure with respect to any IT Assets that has had a material effect on the operations of the Business in the last three (3) years. To the Knowledge of Sellers, there have been no breaches, security incidents, misuse of or unauthorized access to any IT Assets in any material respect in the last three (3) years.

(h) The Asset Sellers or the Acquired Company owns or otherwise has sufficient rights (including any consents required by applicable Requirements of Law from individuals) to transfer all Personal Information being transferred to Buyer and for Buyer to have the same rights, in all material respects, in and to such Personal Information after the Closing.    None of the Asset Sellers’ or the Acquired Company’s privacy policies or notices that govern the collection of any Personal Information have been misleading or deceptive. Neither the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby will result in, or give any other Person the right or option to cause or declare a violation of any applicable privacy policy of the Asset Sellers or the Acquired Company that govern the collection of any Personal Information with respect to the Business. The Asset Sellers’ and the Acquired Company’s Processing of all Personal Information have, for the previous three (3) years, complied in all material respects with all Data Protection Laws.    None of the Asset Sellers or the Acquired Company has been the subject of an audit by any Governmental Body in relation to the Business’ compliance with applicable Data Protection Laws in the two (2) years prior to the date of this Agreement. In the last three (3) years, none of the Asset Sellers or the Acquired Company has received any written notice, complaint or claim from any Person alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws. The Asset Sellers and the Acquired Company processing of all Personal Information have at all times complied in all material respects with all of the Asset Sellers or the Acquired Company policies, procedures and contractual obligations regarding Personal Information (including privacy policies), and the Asset Sellers and the Acquired Company have not received any written notice of any claims of, or been charged in writing by a Governmental Body with, the violation of any of the foregoing. To the Knowledge of Sellers, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information related to the Business.

Section 5.10 Compliance with Laws; Anti-Corruption; Trade Controls; Litigation.

(a) Except as set forth in Schedule 5.10(a), (i) during the past three (3) years, the Acquired Company and, with respect to the Business, Parent and the Asset Sellers have complied and are in compliance, in each case in all material respects, with each Requirement of Law (including, for the avoidance of doubt, Health Care Laws) and Order that is applicable to their respective properties, assets (including, without limitation, the Real Property), operations, sales, manufacturing or business; and (ii) during the past three (3) years, the Acquired Company has not and, with respect to the Business, neither Parent nor any Asset Seller has, received any written notice from any Governmental Body indicating that it is or may be in material violation of any Requirements of Law.

(b) Without limiting the generality of Section 5.10(a), except as set forth in Schedule 5.10(b):

(i) The Acquired Company and, with respect to the Business, each of Parent and the Asset Sellers (including each of their respective officers, directors, employees and, to the Knowledge of Sellers, any Person who performs services including distributors, agents or other representatives, in each case, acting on behalf of the Acquired Company or such Asset Seller (with respect to the Business)) is, and during the past five (5) years has been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Requirements of Law pertaining to trade and economic sanctions and export controls, including, without limitation, such Requirements of Law administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce, and to the extent applicable, the Requirements of Law of Governmental Bodies of other countries relating to the same subject matter as the U.S. statutes and regulations described above, including the German Foreign Trade and Payments Act, the German Foreign Trade Regulation and the EU Dual-Use Regulation (Regulation (EC) No 428/2009) (“Anti-Corruption Laws” and “Trade Controls Laws”, respectively);

(ii) To the Knowledge of Sellers, neither the Acquired Company nor, with respect to the Business, Parent or any of the Asset Sellers have, in the past five (5) years, been the target or subject of any claims, Orders, complaints, charges, investigations, or Proceedings under Anti-Corruption Laws or Trade Controls Laws, and to the Knowledge of Sellers, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof;

(iii) Neither the Acquired Company nor, with respect to the Business, Parent or any of the Asset Sellers (nor any of their respective officers, directors, employees and, to the Knowledge of Sellers, any Person who performs services including distributors, agents or other representatives, in each case, acting on behalf of the Acquired Company or such Asset Seller (with respect to the Business)) is (1) located, organized, or resident in a country or territory that is the target of comprehensive sanctions by the U.S. government (currently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (2) the target of Trade Controls Laws, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List, or is owned fifty percent (50%) or more, individually or in the aggregate, by one or more SDNs (collectively, a “Sanctioned Person”); or (3) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Sanctioned Persons in violation of Trade Controls Laws; and

(iv) Neither the Acquired Company nor, with respect to the Business, Parent or any of the Asset Sellers (nor any of their respective officers, directors, employees and, to the Knowledge of Sellers, any Person who performs services including distributors, agents or other representatives, in each case, acting on behalf of the Acquired Company or such Asset Seller (with respect to the Business)) has, during the past five (5) years: (A) directly or indirectly given, offered, promised, or authorized the giving of money or anything of value to any government official with the intent, in violation of Anti-Corruption Laws, to (1) influence such government official’s act or decision, (2) induce action or inaction in violation of a lawful duty; (3) secure any improper business advantage or favor; or (4) induce such governmental official to influence an official act or decision to direct business to such Acquired Company or to gain any improper advantage or benefit for such Acquired Company, or (B) directly or indirectly, given, offered, promised, or authorized the giving of any payment or provision of anything of value where such activity would constitute a bribe, gratuity or kickback in violation of Anti-Corruption Laws.

(c) Except as set forth in Schedule 5.10(c):

(i) as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against the Acquired Company or, with respect to the Business, Parent or any Asset Seller;

(ii) as of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Parent Ancillary Agreements; and

(iii) the Business is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Parent, the Acquired Company or any Seller to consummate fully the transactions contemplated by this Agreement or any of the Parent Ancillary Agreements.

Section 5.11 Contracts. Except as set forth in Schedule 5.11, as of the date of this Agreement, neither the Acquired Company nor, with respect to the Business, Parent or any Asset Seller, is a party to or bound by:

(a) any Contract for the purchase of services, supplies, raw materials, components or equipment which is reasonably expected to involve payment by the Business of more than $300,000;

(b) any Contract for the sale of any services or products which is reasonably expected to involve payment to the Business of more than $300,000;

(c) any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $50,000 or any guaranties of any such indebtedness or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any of the Acquired Assets;

(d) any license of, or other Contract granting the Business the right to use, any Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted, excluding (i) Off-the-Shelf Software; (ii) software that is commercially available under non-exclusive license agreements for aggregate fees of less than $200,000; (iii) licenses for open source Software; (iv) licenses for Software or other Intellectual Property embedded in any equipment, fixtures, components, or finished products; (v) agreements with employees or contractors; (vi) nondisclosure agreements entered into in the ordinary course of business; (vii) licenses granted to contractors and other third parties in the ordinary course of business; and (viii) agreements entered into with customers in the ordinary course of business;

(e) any covenants not to sue, trademark co-existence agreements, or Contracts (other than Contracts with Service Providers entered into in the ordinary course of business consistent with past practice) for the invention, creation, development or modification of any Intellectual Property to the extent not set forth in Schedule 5.11(d);

(f) any employment or consulting Contract with any Service Provider (i) providing for payment of base salary or similar payments of an amount in excess of $150,000 per year, (ii) providing for the payment of compensation and/or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement and/or (iii) providing for the payment of severance or termination pay or benefits (other than statutory severance or termination pay) upon a termination of the agreement or the applicable individual’s employment or service;

(g) any Contract for capital expenditures involving payments of more than $250,000 individually, or $500,000 in the aggregate, after the date hereof;

(h) any partnership, joint venture, limited liability company or other similar Contract or arrangement involving (i) the sharing of profits, losses, costs or liabilities with any other Person, (ii) the sharing of equity interests or (iii) the payment of royalties or similar contingent payment obligations;

(i) any Contract with another Person which (i) limits or restricts the ability of the Business to enter into or engage in any market or line of business, (ii) establishes an exclusive sale or purchase obligation with respect to any product or service or (iii) establishes any geographical restrictions on the Business for sale or purchase obligations with respect to any product or service (except, in each case, for such agreements which shall not apply to the Business upon Closing);

(j) any Contract that contains “take or pay” provisions or minimum purchase provisions;

(k) any Contract for the sale of products or services, in each case, containing “most-favored nation” pricing terms or any “requirements” Contract;

(l) any Contract with a Material Customer or Material Supplier (other than purchase or sales orders of less than $300,000);

(m) any Lease Agreement;

(n) any Contract that relates to the acquisition or disposition of any business within the past three (3) years (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise); or

(o) any Contract with a Governmental Body.

Section 5.12 Status of Contracts. Except as set forth in Schedule 5.12, each of the Contracts set forth in Schedule 5.11 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Company or an Asset Seller, as applicable, is in full force and effect and is enforceable against such Person, as applicable, and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Law of general application relating to or affecting creditors’ rights and to general principles of equity. Neither the Acquired Company nor any of the Asset Sellers are in or, to the Knowledge of Sellers, alleged to be in, material breach or material default under any of the Material Contracts. Parent has made available to Buyer true, correct and complete copies of each Material Contract. Neither Parent, the Acquired Company nor any Asset Seller has provided or received any written notice of the termination, including any termination conditioned on the occurrence or failure to occur of any set of facts, circumstances or events, of any Material Contract. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof.

Section 5.13 Sufficiency of Assets.

(a) On the Closing Date (assuming receipt of all consents, approvals and authorizations set forth in Schedule 5.3(b)), except as set forth on Schedule 5.13, the assets and Contracts of the Acquired Company and the Acquired Assets will, taking into account the Transition Services Agreement, constitute all of the rights, property and assets necessary to conduct the Business immediately following the Closing in all material respects as currently conducted and as conducted during the twelve (12) months prior to the Closing; provided, however, that nothing in this Section 5.13 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash and Cash Equivalents or Working Capital (or the availability of the same). The Business has good and valid title to personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets are free and clear of Encumbrances other than Permitted Encumbrances.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Company or included in the Acquired Assets (i) are structurally sound, (ii) are in good operating condition and repair (save for ordinary wear and tear) and (iii) are adequate for the uses to which they are being put, in each case of the foregoing clauses (i), (ii) and (iii), in all material respects.

(c) All inventory of the Business consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice in all material respects, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Company or an Asset Seller free and clear of all Encumbrances (except for Permitted Encumbrances), and no inventory is held on a consignment basis.

Section 5.14 Employee Benefits.

(a) Each Plan is listed in Schedule 5.14(a), and with respect to each such Plan, Parent has made available to Buyer prior to the date hereof a true and correct copy of either such Plan or a written summary of the material terms thereof and the most recent summary plan description, the three most recent annual reports (with schedules and attachments), the three most recently prepared actuarial reports and financial statements (if any), all material records, notices and filings concerning Governmental Body audits or investigations, and all non-routine, written communications and filings with any Governmental Body relating to such Plan.

(b) Schedule 5.14(b) contains a complete and accurate list of all Plans maintained, sponsored or contributed to by the Acquired Company or under which the Acquired Company has any liability to provide compensation or benefits to any Service Provider (or spouse, dependent or beneficiary thereof) (but excluding any Seller Plan) (the “Company Plans”). With respect to each Plan, (i) such Plan has been maintained and operated in all material respects in compliance with the terms of such Plan and the applicable Requirements of Law, including, without limitation, the Code and ERISA and any provisions under applicable Requirements of Laws in the PRC in relation to the mandatory social insurance funds and housing funds, and (ii) no litigation or claim is pending or, to the Knowledge of Sellers, threatened with respect to any such Plan or any assets or fiduciaries thereof (other than routine claims for benefits).

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter for a prototype or volume submitter plan, and Parent has made available to Buyer a copy of each such letter, and, to the Knowledge of Sellers, no fact or event has occurred that would be reasonably likely to adversely affect the qualified status of any such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Sellers, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) Except for the Seller Plans as set forth on Schedule 5.14(d) (the “Pension Plans”), no Plan is, and none of Parent, Sellers, the Acquired Company or any of their ERISA Affiliates has any obligation or liability (whether actual or contingent) with respect to any plan that is, subject to Section 412 or 430 of the Code or Title IV of ERISA. No Pension Plan has failed to satisfy the minimum funding standards of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, as applicable. With respect to each Pension Plan, (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of Sellers, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or, to the Knowledge of Sellers, would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Acquired Company; and (vi) to the Knowledge of Sellers, there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the transactions contemplated hereby).

(e) Except for the Seller Plans set forth on Schedule 5.14(e) (the “Multiemployer Plans”), no Plan is, and none of Parent, Sellers, the Acquired Company or any of their ERISA Affiliates has any obligation or liability (whether actual or contingent) with respect to any plan that is, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA. (i) No Multiemployer Plan is insolvent or in reorganization; (ii) no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); (iii) none of Parent, Sellers, the Acquired Company or any ERISA Affiliate thereof has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 436(f) of the Code, or to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Multiemployer Plan; (iv) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, Parent, Sellers, the Acquired Company and their ERISA Affiliates would not incur any liabilities with respect to any Multiemployer Plans in the event of a complete or partial withdrawal therefrom; (v) no lien imposed under the Code or ERISA on the assets of Parent, Sellers, the Acquired Company or any ERISA Affiliate exists or, to the Knowledge of Sellers, is likely to arise on account of any Multiemployer Plan; and (vi) Parent, Sellers, the Acquired Companies and their ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(f) The Acquired Company has not incurred and, to the Knowledge of Sellers, there are no circumstances under which it could reasonably be expected to incur liability under Title IV of ERISA or any liability arising out of or relating to any Pension Plan or Multiemployer Plan. No Plan is a “multiple employer welfare plan” within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063 of ERISA.

(g) No Plan provides, and the Acquired Company has no obligation to provide, health, accident, disability, life or other welfare or insurance benefits to any current or former Service Provider (or any spouse, beneficiary or dependent of the foregoing) beyond termination of employment or service, other than health continuation coverage pursuant to Section 4980B of the Code or any similar Requirements of Law (collectively, “COBRA”). The Acquired Company is and, with respect to the Business, Parent, Sellers and their Affiliates are in compliance in all material respects with (i) the applicable requirements of COBRA and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(h) With respect to the Plans, no event has occurred and, to the Knowledge of Sellers, there exists no condition or set of circumstances in connection with which the Acquired Company or, following the Closing, Buyer or any of its Affiliates could be subject to any material Liability (other than routine claims for benefits) under the terms thereof, or with respect thereto, or under any applicable Requirements of Law.

(i) With respect to the Business, (i) all contributions required to have been made under the terms of any Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the latest balance sheet of Parent, Sellers, the Acquired Company or the appropriate Affiliate thereof in accordance with the terms of the Plan and all applicable Requirements of Law, (ii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty in connection with the administration or investment of the assets of any Plan has occurred, (iii) none of the assets of Parent, Sellers, the Acquired Company or their ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under applicable law (including ERISA or the Code), and (iv) no Plan or Plan fiduciary is the subject of an ongoing, pending or, to the Knowledge of Sellers, threatened audit or investigation by any Governmental Body.

(j) Except as set forth on Schedule 5.14(j), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider to any payment or benefit; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such Service Provider.

(k) Except as set forth on Schedule 5.14(k), (i) each Non-US Plan required to be registered or approved by any Governmental Body has been so registered or approved, and has been administered in good standing in all material respects with such Governmental Body, (ii) each Non-US Plan that is intended to qualify for favorable Tax benefits under the applicable Requirements of Law of any jurisdiction is so qualified, (iii) each Non-US Plan that is intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions, and (iv) no Non-US Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards.

(l) With regard to Plan(s) involving Transferring German Employees, all contributions for such Plan(s) and their financing have been duly made or appropriate provisions (Rückstellungen) have been made in accordance with applicable Requirements of Law.

Section 5.15 Employee Relations and Agreements.

(a) Except for the collective bargaining agreement set forth on Schedule 5.15(a) (the “CBA”), neither the Acquired Company nor, with respect to the Business, Parent, any Seller or any Affiliate thereof, is a party to any labor contract, collective bargaining agreement, works council agreement or any other similar Contract with any labor organization, union, works council or similar association or body. Parent has provided to Buyer a true and complete copy of the CBA, together with any addendums and supplements thereto. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby require consent by, notification to, or consultation with any labor union, works council or similar employee representative body (including, without limitation, pursuant to the CBA).

(b) (i) There are no labor strikes, work stoppages or lockouts pending or, to the Knowledge of Sellers, threatened, against the Acquired Company or, with respect to the Business, Parent, any Seller or any of their Affiliates, and none of have occurred within the past three (3) years; (ii) to the Knowledge of Sellers, no union organizational campaign or works council establishment is in progress with respect to the Business Employees; (iii) neither the Acquired Company nor, with respect to the Business, Parent, any Seller or any Affiliate thereof is a party to or, to the Knowledge of Sellers, has been threatened with, any dispute with any of its employees or any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Business Employees and (iv) the Acquired Company and, with respect to the Business, Parent, each Seller and each Affiliate thereof is in compliance in all material respects with all applicable Requirements of Law respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, immigration, collective bargaining, fair labor standards, occupational safety and health and other labor and employment-related matters. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Body, nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of Sellers, threatened by or on behalf of any Service Providers.

(c) Schedule 5.15(c) lists all Service Providers as of July 16, 2020, including the following items for each such Person, to the extent permitted by applicable Requirements of Law: name or employee identification number, employee or contractor status, job or title, primary work location, visa status (if applicable), annual compensation (including annual salary or wage rate and target cash incentive opportunity), accrued vacation and paid time off (including annual leave, long service leave, congés payés, RTT and jours de repos acquis or en cours d’acquisition), job classification (overtime exempt or non-exempt status, if applicable), and the name of such Person’s engaging entity, and whether such individual is on an approved leave of absence and, if so, the type of such leave. Parent and its Affiliates maintain accurate and complete Form I-9s with respect to each U.S. Business Employee in accordance with applicable Requirements of Law. Sellers have provided to Buyer all information required by regulation 11 of TUPE in respect of the UK Business Employees. Each Business Employee has completed a satisfactory background check prior to commencing service with the Acquired Company, Parent, Sellers, and/or their Affiliates.

(d) The Acquired Company and, with respect to the Business, Parent, Sellers and their Affiliates (other than the Acquired Company) have paid in full to all of the Service Providers or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers. All individuals providing services to the Business have been properly classified as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the Plans).

(e) During the three (3) years prior to the date of this Agreement, none of Parent, Sellers or their Affiliates (including the Acquired Company) has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local statute, rule or regulation) affecting Business Employee or any site of employment or one or more facilities or operating units of the Business.

(f) No executive or key employee of the Business has informed Parent, Sellers or any of their Affiliates (including the Acquired Company) of any plan to terminate employment with or services for Parent, Sellers or their Affiliates (including the Acquired Company), and, to the Knowledge of Sellers, no such Person or Persons has any plans to terminate such employment or services. No claims or allegations have been made against any Business Employee (in each case with respect to the Business) or, with respect to the Business, Parent, Sellers or any of their Affiliates (including the Acquired Company) for discrimination, sexual or other harassment, or retaliation, nor are any such claims pending or, to the Knowledge of Sellers, threatened.

(g) Since January 1, 2020, with respect to the Business, Parent, Sellers and their Affiliates have not taken any material action related to COVID-19 with respect to the Service Providers, including implementing, in response to COVID-19, any workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to Plans.

Section 5.16 Environmental Matters. Except as set forth in Schedule 5.16:

(a) the Acquired Company and, with respect to the Business Parent and each Asset Seller is and, during the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and the Acquired Company or an Asset Seller owns, holds or possesses all material Governmental Permits which are necessary under Environmental Laws to conduct the Business in all material respects as conducted immediately prior to the date of this Agreement, and all such Governmental Permits are valid, subsisting and in full force and effect, except, in each case, as would not reasonably be expected to adversely affect the Acquired Company and Acquired Assets in any material respect;

(b) the Acquired Company and, with respect to the Business, Parent and the Asset Sellers, are not subject to any pending judicial or administrative proceeding, Order or settlement alleging or addressing a material violation of or material liability under any Environmental Law;

(c) during the past three (3) years, neither the Acquired Company nor, with respect to the Business, Parent or any Asset Seller has received any written notice or claim to the effect that it is liable to any Person, including any Governmental Body, as a result of the Release of a Hazardous Material, which notice or claim would reasonably be expected to adversely affect the Acquired Company and Acquired Assets in any material respect;

(d) during the past three (3) years, neither the Acquired Company nor, with respect to the Business, Parent or any Asset Seller has handled, treated, stored, disposed of, arranged for or permitted the disposal of, transported, released or exposed any person to any Hazardous Materials in violation of any applicable Environmental Law, and none of the Owned Real Property or the Leased Real Property are contaminated by any Hazardous Material, in each case as has given rise to material liabilities under applicable Environmental Laws; and

(e) neither the Acquired Company nor, with respect to the Business, Parent or any Asset Seller has retained or assumed, by Contract or, to the Knowledge of Sellers, by operation of Requirements of Law, any material liabilities of any other Person under applicable Environmental Laws.

Section 5.17 No Undisclosed Liabilities. None of the Acquired Company or, with respect to the Business, Parent or any Asset Seller is subject to any material Liability of a nature that would be required to be included on a balance sheet prepared in accordance with GAAP consistent with past practice, other than Liabilities (a) adequately reflected on, or reserved against in, the balance sheet dated as of the Balance Sheet Date that is included in the Financial Statements, (b) set forth in Schedule 5.17, (c) incurred since the Balance Sheet Date in the ordinary course of business of the Business consistent with past practice, or (d) in respect of Transaction Expenses.

Section 5.18 Related Party Contracts. Schedule 5.18 sets forth a complete list of any Contracts (other than an employment or similar Contract) by and between the Acquired Company or, with respect to the Business, any Asset Seller, on the one hand, and Parent, any Affiliate of Parent (other than the Acquired Company or any Asset Seller) or, to the Knowledge of Sellers, any officer, director or employee of Parent or any Affiliate of Parent (including the Acquired Company), on the other hand (each, a “Related Party Contract”).

Section 5.19 Insurance. Schedule 5.19 sets forth a true and complete list of all fire, product liability, property, casualty, directors and officers, fiduciary liability, workers’ compensation, vehicular, business interruption and other insurance policies by which the Business is insured as of the date of this Agreement, including whether such policy holder is (a) Parent or an Affiliate thereof other than the Acquired Company (collectively, the “Parent Insurance Policies”) or (b) the Acquired Company (collectively, the “Company Insurance Policies” and, together with the Parent Insurance Policies the “Insurance Policies”). The Insurance Policies are in full force and effect and there are not any premiums due on such Insurance Policies that have not been paid. There are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. True and correct copies of all Insurance Policies have been provided to Buyer prior to the date of this Agreement.

Section 5.20 Product Liability.

(a) Except as set forth on Schedule 5.20(a), neither the Acquired Company nor, with respect to the Business, Parent or any Asset Seller has any material undischarged liability with respect to any product designed, manufactured or sold by the Business arising out of (a) any injury to individuals or property proximately caused by such product, (b) any defect in design or manufacture of such product, (c) any failure to warn in compliance with applicable Requirements of Law with respect to such product or (d) any recall or post-sale warning of such product. To the Knowledge of Sellers, there are, and have been, no defects in design, manufacturing, materials or workmanship (including any failure to warn) or any breach of product warranties, which involve any Product manufactured, shipped, sold or delivered by or on behalf of the Acquired Company or, with respect to the Business, Parent or any Asset Seller.

(b) Schedule 5.20(b) sets forth, with respect to the Products, a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products (“Safety Notices”) during the last three (3) years, and (ii) the dates such Safety Notices, if any, were resolved or closed.

Section 5.21 Customers and Suppliers. Schedule 5.21 sets forth (a) a complete and correct list of customers of the Business accounting for five percent (5%) or more of the sales of the Business for (i) the fiscal year ended December 31, 2019 and (ii) the six (6)-month period ended June 30, 2020 (the “Material Customers”) and (b) a complete and correct list of suppliers, service providers or other similar business relations of the Business (the “Material Suppliers”) accounting for five percent (5%) or more of the purchases of the Business for (i) the fiscal year ended December 31, 2019 and (ii) the six (6)-month period ended June 30, 2020, and sets forth opposite the name of each such Material Customer and Material Supplier the approximate dollar amount of net sales and/or amounts paid by Parent, the Acquired Company or Asset Seller, as applicable, attributable to such Material Customer or Material Supplier for each such period. Since

January 1, 2019, (A) no Material Customer has provided any written notice to the effect that any such Material Customer intends to or shall cease being a customer of the Business or shall materially decrease the rate of, or materially change the terms with respect to, buying products or services from the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (B) no Material Supplier has provided any written notice to the effect that any such Material Supplier intends to or shall cease doing business with the Business or intends to or shall materially decrease the rate of, or materially change the terms with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Acquired Company nor any Asset Seller (in each case with respect to the Business) are involved (and have not been involved since January 1, 2019) in any material claim, dispute or controversy with any Material Customer or Material Supplier.

Section 5.22 No Other Representations. Except for the representations and warranties contained in this Article V, Parent makes no representation or warranty, express or implied, regarding the Business, the Acquired Company and the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING

BUYER AND THE TRANSACTION

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Parent, as of the date hereof and the Closing Date (or, with respect to any representations and warranties made as of any particular date, as of such date), as follows:

Section 6.1 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Buyer has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in all material respects in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2 Authority of Buyer; Conflicts.

(a) Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s board of directors and do not require any further authorization, consent or other proceeding of Buyer or its stockholders. This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Law of general application relating to or affecting creditors’ rights and to general equity principles.

(b) None of the execution, delivery or performance by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer, (B) any material Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any Requirements of Law affecting Buyer, other than, in the case of clauses (B), (C) and (D) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially delay or materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) in connection with or in compliance with the provisions of the HSR Act, (B) such filings as may be required in connection with the Taxes described in Section 8.1 and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(a) as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer or its Affiliates which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(b) as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened in writing that question the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements; and

(c) Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Buyer to consummate fully the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4 Financial Capability. Buyer will have at the Closing access to immediately available U.S. funds sufficient to enable Buyer to pay the Purchase Price, to permit Buyer to perform in a timely manner all of its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, in accordance with the terms and subject to the conditions herein. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

Section 6.5 Investment Intent. Buyer is acquiring the Purchased Interests as an investment for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933 or any applicable state securities laws. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Purchased Interests in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

Section 6.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and for a period of not less than ninety (90) days thereafter: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Buyer will have adequate capital to carry on its businesses (including the Business), in each case, in the ordinary course of business.

Section 6.7 No Brokers. Except as set forth on Schedule 6.7, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements.

Section 6.8 No Other Representations. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer and the transactions contemplated hereby.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

Section 7.1 Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Parent shall, and shall cause the Sellers to, afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, assets and business, regulatory and financial records of the Business and shall furnish to Buyer or such authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that (i) Parent shall not be required to violate any obligation of confidentiality, Order or Requirements of Law to which the Acquired Company or any Seller is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (but in such event Parent shall use its reasonable best efforts to cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby); and (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any employees of the Acquired Company or the Asset Sellers without Parent’s prior written consent. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of Parent or the Business and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Parent’s prior written consent, which shall be in Parent’s sole discretion.

Section 7.2 Notifications. Buyer and Parent shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.3 Consents of Third Parties; Governmental Approvals.

(a) During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall use its reasonable best efforts to cooperate with the other parties in attempting to secure any consents, waivers and approvals of any third party (including Governmental Approvals) required to be obtained to consummate the transactions contemplated by this Agreement and to perfect the transfer or new obtainment of any Governmental Permits necessary for conducting the Business after the Closing Date; provided, however, that, notwithstanding anything to the contrary in this Agreement, subject to Section 7.3(b), 7.3(c) and 7.3(d), such action shall not include any requirement of either party or any of such party’s Affiliates (including the Acquired Company or Sellers on or prior to the Closing Date) to pay money to any third party (other than filing and application fees), commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided further, however, that, prior to the Closing, neither Buyer nor its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider, lessor or other business relation of the Business in connection with any such consent without Parent’s prior written consent.

(b) Without limiting the generality of (but subject to) the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including obtaining all necessary Governmental Approvals or third party waivers, consents, and approvals and making all necessary Governmental Filings and taking all steps as may be necessary to obtain all required Governmental Approvals (including those in connection with the HSR Act). Buyer and Parent shall keep the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Body and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, and shall permit the other party to review in advance and comment on, and shall consider in good faith the views of the other party with respect to, any substantive communication proposed to be delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and shall give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the generality of the foregoing, the parties hereto shall cooperate with each other and shall use their reasonable best efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from any Governmental Body for additional documentation or information, including any request for additional information and documentary material from the FTC or DOJ. Buyer and Parent shall bear equally (50/50) all filing fees paid to any Governmental Body in connection with any required Governmental Approval in respect of antitrust or merger control Requirements of Law (including, for the avoidance of doubt, the filing fee required in connection with the HSR Act filing).

(d) Without limiting the generality of the foregoing, the parties hereto shall use their reasonable best efforts to initiate, pursue or defend against any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby under any antitrust, merger control, competition or trade regulation Requirements of Law, including under the HSR Act, that may be asserted by any Governmental Body or third party with respect to the transactions contemplated by this Agreement, and seek to have any stay or Order entered into by any court or other Governmental Body vacated or reversed. Notwithstanding anything contained herein to the contrary, nothing in this Section 7.3 or otherwise in this Agreement shall require Buyer or its Affiliates to (and Parent and its Affiliates shall not, without Buyer’s prior written consent) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Buyer, Buyer’s Affiliates, the Acquired Company, the Acquired Assets or the Business, or any conduct or behavioral commitments, requirements or restrictions, or otherwise take or commit to take actions that limit Buyer’s or its Affiliates’ freedom of action with respect to, or the ability to retain, any of the businesses, product lines or assets of Buyer, Buyer’s Affiliates, the Acquired Company, the Acquired Assets or the Business.

Section 7.4 Operations Prior to the Closing Date.

(a) Prior to the Closing, Parent shall, and shall cause the Acquired Company and, with respect to the Business, the Asset Sellers to, operate and carry on the Business in the ordinary course consistent with past practice and substantially as operated immediately prior to the date of this Agreement and use commercially reasonable efforts to:

(i) preserve the business relationships of the Business and keep available the services of its key employees and maintain its relations and goodwill with its key suppliers, customers, employees and others having business relationships with the Business;

(ii) maintain in effect all Intellectual Property included in the Acquired Assets and applications and registrations for Intellectual Property included in the Acquired Assets (other than abandonments, expirations and cancellations occurring in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Business); and

(iii) maintain all material structures, equipment and other tangible personal property of the Business, in their present repair, order and condition, except for depletion in the ordinary course of business and ordinary wear and tear.

(b) Without limiting the generality of Section 7.4(a), except as required by applicable Requirements of Law, as expressly contemplated by this Agreement, with the express prior written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 7.4(b), Parent shall cause the Acquired Company and, with respect to the Business or the Acquired Assets, the Asset Sellers, other than in the ordinary course of business consistent with past practice, not to:

(i) purchase or otherwise acquire any assets (including real property) or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than capital expenditures that do not exceed $250,000 individually or $500,000 in the aggregate);

(ii) sell, lease, license, sublicense, abandon, encumber (other than Permitted Encumbrances) or otherwise transfer or dispose of, or grant any purchase options or rights with respect to, any assets, properties (including real property) or interests of the Business or any interest therein, or enter into any agreement to do any of the foregoing (other than the sale of inventory in the ordinary course of business consistent with past practice and other than the disposition of obsolete assets or other assets not used in the Business during the twelve (12) months preceding the date hereof);

(iii) alter (except for maintenance in the ordinary course of business), demolish or remove any improvements on the Real Property or erect improvements on the Real Property or any portion thereof;

(iv) make any loan to any third party in connection with the Business or create or allow the Business to create, incur, assume or guarantee any indebtedness for borrowed money (other than as will be discharged on or prior to the Closing Date);

(v) transfer any assets to Parent or any of its Affiliates (other than the Acquired Company), other than Cash and Cash Equivalents and other than in connection with settling any intercompany accounts, balances or other transactions prior to the Closing;

(vi) materially increase the benefits provided under any Plan to any current or former Service Provider, other than in the ordinary course of business consistent with past practice or as required by the terms of any Plan or Contract or pursuant to Requirements of Law;

(vii) materially increase the base salary, wages, bonus opportunity or other compensation or benefits of any Business Employee who is an officer or has an annual base salary of more than $150,000, except as required by the terms of any Plan or Contract (in each case, in effect as of the date hereof) or pursuant to Requirements of Law, whether or not in the ordinary course of business consistent with past practice;

(viii) establish, adopt, materially amend or terminate any Plan in a manner that impacts the compensation and/or benefits provided to Service Providers or any collective bargaining or similar agreement (including the CBA), except as required to comply with Requirements of Law;

(ix) grant any compensatory equity awards or accelerate the vesting or payment of any compensation or benefits to or for the benefit of any Service Provider, other than as required to comply with Requirements of Law, whether or not in the ordinary course of business consistent with past practice;

(x) hire, promote or terminate (other than for cause) any Service Provider who is an officer or has an annual base compensation of more than $75,000, or transfer the employment or engagement of any Service Provider from the Acquired Company to any Affiliate thereof, or transfer the employment or engagement of any Person from Parent, Sellers or their Affiliates (other than any Acquired Company) to the Acquired Company;

(xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(xii) accelerate, terminate, materially modify or amend any Material Contract, or enter into any Contract that would be a Material Contract if in existence as of the date hereof;

(xiii) make any material change in the accounting methods or policies of the Business (including in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits), unless such change is required by GAAP or applicable Requirements of Law;

(xiv) make, change or revoke any Tax election; adopt or change any accounting method with respect to Taxes with respect to the Business; file any amended Tax Return; enter into any closing agreement with respect to the Business; settle or compromise any Tax claim or assessment with respect to the Business; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes of the Business;

(xv) issue, deliver or sell any securities of the Acquired Company;

(xvi) amend the Organizational Documents of the Acquired Company;

(xvii) enter into a new line of business or abandon or discontinue any existing lines of business;

(xviii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Requirements of Law;

(xix) waive or settle any claims or rights that Relate to the Business which claims or rights are material to the Business (except for any Excluded Liabilities); provided that any Seller may settle any such claim if such settlement does not provide for any relief other than the payment of monetary damages and such payment is made by a Seller or one of Sellers’ Affiliates (other than the Acquired Company) prior to the Closing; or

(xx) agree to do any of the foregoing.

Section 7.5 Termination of Related Party Contracts. Except as contemplated by the Parent Ancillary Agreements or the Buyer Ancillary Agreements, on or prior to the Closing Date, all Related Party Contracts other than the Related Party Contracts set forth in Schedule 7.5 shall be terminated and shall be of no further force and effect after the Closing.

Section 7.6 Parent’s Financing Cooperation.

(a) Parent agrees to, and to cause its Affiliates to, use reasonable best efforts to provide such assistance (and to use reasonable best efforts to cause its and their respective representatives to provide such assistance) with respect to the Equity Financing, any Alternative Financing, any Replacement Financing or any equity or equity-linked offerings or placements (collectively, the “Financing”) as is reasonably requested by Buyer, in each case at Buyer’s sole cost and expense, including using reasonable best efforts with respect to:

(i) upon request participating in a limited number of conference calls with prospective investors;

(ii) delivering to Buyer as promptly as reasonably practicable documentation and other information reasonably requested thereby (on behalf of the Financing Sources) under applicable “know-your customer” and anti-money laundering rules and regulations;

(iii) furnishing Buyer and its Financing Sources with:

(A) for any fiscal quarter (except the fourth quarter of any fiscal year) that ends between the date hereof and the earlier of Closing or termination of this Agreement under Article X, within 45 days of such fiscal quarter end, Parent shall deliver to Buyer as of and for such fiscal quarter: (1) the unaudited consolidated balance sheet of the Business and (2) the unaudited consolidated statement of profit and loss and cash flows of the Business (the “Interim Quarterly Financial Statements”); and

(B) for any fiscal year that ends between the date hereof and the earlier of Closing or termination of this Agreement under Article X, within 70 days of such year end, Parent shall deliver to Buyer as of and for such fiscal year: (1) the audited consolidated balance sheet of the Business and (2) the audited consolidated statement of profit and loss and cash flows of the Business (together with the Interim Quarterly Financial Statements, the “Interim Financial Statements”); provided, however, that the accounting costs and expenses incurred in connection with preparing any Interim Financial Statements pursuant to this Section 7.6 shall be shared by Parent and Buyer equally.

(iv) causing its independent auditors to reasonably cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in any relevant marketing materials, prospectuses, offering memoranda, registration statements and related government filings;

(v) providing customary information relating to the Business as reasonably requested by Buyer to assist Buyer and the Financing Sources in the preparation of (A) offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, lender and investor presentations and similar documents for the Financing and (B) materials for rating agency presentations, and similar documents in connection with the Financing;

(vi) cooperating reasonably with each Financing Source’s due diligence, including in relation to the provision of any reports produced in connection with the transaction; and

(vii) providing customary projected financial information relating only to the Business as reasonably requested by Buyer to permit Buyer to prepare customary projected financial information relating to Buyer (to be prepared on a pro forma basis assuming the consummation of the transactions contemplated by this Agreement) which are customarily required by financing sources similar to those described in the Equity Commitment or for purposes of obtaining corporate and debt ratings.

(b) The Interim Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and the books and records of Parent, in a manner consistent with the preparation of the Financial Statements for the equivalent periods, including with respect to (i) footnote disclosure (except, in the case of Interim Financial Statements, such exceptions and omitted footnotes as are customary in the preparation of interim financial statements) and (ii) the audit or review, as applicable, of Parent’s independent accountants. Parent agrees to consent to the inclusion of the Required Information in any filings by Buyer with the SEC or any other securities regulatory authority or exchange. Parent agrees that it will use reasonable best efforts to cause its independent accountants to provide to Buyer with a consent for the use of its report relating to any Required Information obtained by Buyer pursuant to this Section 7.6 in any filing with the U.S. Securities and Exchange Commission filings by or on behalf of Buyer.

(c) Parent hereby consents to the use of all of its and its Affiliates’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent or any of its Affiliates or the reputation or goodwill of Parent or any of its Affiliates. Notwithstanding any other provision set forth herein or in any other agreement between the Parent and Buyer (or its Affiliates), Parent agrees that Buyer and its Affiliates may share customary projections with respect to the Business with the Financing Sources identified in the Equity Commitment and to any existing lenders of the Buyer, and that Buyer, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information are subject to customary confidentiality arrangements between Buyer and such parties (which need not include Parent).

(d) Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Affiliates or any of its or their respective directors or officers or other personnel shall be required by this Section 7.6 (1) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of Parent and its Affiliates; (2) to pass resolutions or consents to approve or authorize the execution of the Equity Financing or the Equity Financing Documents (other than customary authorization and representation letters provided in connection with marketing or offering documents); (3) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than customary authorization and representation letters and a payoff letter with respect to any credit agreement); (4) to take any action or provide any assistance that would reasonably be expected to cause any representation or warranty in this Agreement or any other Parent Ancillary Agreement to be breached by Parent or any of its Affiliates; (5) to take any action or provide any assistance that would reasonably be expected to conflict with or violate any applicable Requirements of Law, the Organizational Documents of Parent or any of its Subsidiaries or any Contracts of Parent or any of its Subsidiaries; (6) to take any action or provide any assistance that would require Parent or any of its Subsidiaries to pay prior to the Closing any commitment or similar fee, or pay or reimburse any third party expense not reimbursable by Buyer under clause (x) below or otherwise payable by Parent under this Section 7.6, provide any indemnities, or incur or assume any liability or obligation, in connection with such Financing; (7) to take any action or provide any assistance that would reasonably be expected to cause any director, officer, employee or stockholder of Parent or any of its Subsidiaries to incur any personal liability; (8) to take any action or provide any assistance that involves providing access to or disclosure of information that Parent or any of its Subsidiaries determines would jeopardize any attorney-client privilege of Parent or any of its Subsidiaries; or (9) except as otherwise set forth in this Section 7.6, to take any action or provide any assistance that involves preparing or providing to Buyer or the Financing Sources any financial statements or information that are not available to Parent and prepared in the ordinary course of its financial reporting practice. Buyer shall (x) promptly upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 7.6, other than the costs and expenses incurred by Parent (or its Affiliates) in connection with the preparation of the audited 2018 and 2019 Financial Statements contemplated by Section 5.4(a)(ii), which shall be shared by Parent and Buyer equally, and (y) indemnify and hold harmless Parent and its Affiliates and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the Financing or any assistance or activities in connection therewith (other than arising from fraud, intentional misrepresentations, material misstatements or material omissions on the part of Parent or any of its Affiliates or representatives).

Section 7.7 Buyer’s Financing Obligation.

(a) Buyer hereby acknowledges and agrees that there is no contingency on Buyer’s obligations under this Agreement related to Buyer’s ability to secure financing. Promptly after entering into the Equity Commitment, Buyer shall deliver to Parent a true and complete copy of the executed Equity Commitment and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and provisions specified in any such fee letter (including any provisions relating to “flex” terms or similar concepts) excluding in each case, any such provisions that could adversely affect the amount of the financing or the Equity Financing Conditions). On and after the date of the Equity Commitment, Buyer shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Equity Financing on or prior to the Closing Date on the terms and conditions set forth in the Equity Commitment, including: (i) maintaining in effect and enforcing the Equity Commitment and complying with its obligations thereunder; provided, that the Equity Commitment may be amended, supplemented, modified and replaced as permitted pursuant to this Section 7.7; (ii) participation by senior management of Buyer in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all conditions to the Equity Financing (including the Equity Financing Conditions) set forth in the Equity Commitment that are reasonably within Buyer’s control; and (iv) negotiating, executing and delivering Equity Financing Documents that reflect the terms contained in the Equity Commitment (including any “market flex” provisions related thereto). Without limiting Buyer’s other obligations under this Section 7.7, if a Financing Failure Event occurs, Buyer shall (x) promptly notify (which shall in no event be more than three (3) Business Days following the date on which Buyer becomes aware of the occurrence thereof) Parent of such Financing Failure Event of which Buyer becomes aware and the reasons therefor, (y) in consultation with Parent, use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including relating to certainty of funding) not materially less favorable to Buyer, with lenders reasonably satisfactory to Buyer, in an amount sufficient, when added to the available cash of Buyer and any portion of the Financing that is available, to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (such financing, an “Alternative Financing”), and (z) obtain, and when obtained, provide Parent with a copy of, a new financing commitment that provides for such Alternative Financing. Buyer shall not, without Parent’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Equity Commitment or any Equity Financing Document unless the terms and conditions thereof, as so amended, modified or waived, are in the aggregate at least as favorable to Parent and Buyer as those contained therein prior to giving effect to such amendment, modification or waiver;

provided, that Buyer may, without Parent’s prior written consent, enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Equity Commitment or any Equity Financing Document that would not reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Equity Financing or the transactions contemplated by this Agreement.

(b) Notwithstanding any other provision in this Agreement, Buyer shall have the right to substitute the proceeds of consummated equity or equity-linked offerings or debt offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Equity Financing by reducing commitments under the Equity Commitment or any Equity Financing Document; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the transactions on the Closing Date, the termination of this Agreement or the End Date as applicable (for the avoidance of doubt as it may be extended pursuant to this Agreement). Further, Buyer shall have the right to substitute commitments in respect of other Equity Financing for all or any portion of the Equity Financing from the same and/or alternative bona fide third-party financing sources so long as all conditions precedent to effectiveness of definitive documentation for such Equity Financing have been satisfied and the conditions precedent to funding of such Equity Financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or no less favorable in any material respect to Parent than) the Equity Financing Conditions (any such Equity Financing which satisfies the foregoing, the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The covenants and other restrictions of Buyer and its affiliates contained in this Agreement with respect to the Equity Financing and the Equity Commitment shall apply equally to any Replacement Financing and Replacement Financing Documents.

Section 7.8 Exclusivity. Prior to the Closing, Parent shall not, and shall cause its Affiliates and representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly facilitate or enter into any negotiation, discussion or Contract, with any other party (other than the Buyer and its Affiliates and representatives) with respect to, or furnish any confidential or non-public information relating to, the Business, the Acquired Assets or the Assumed Liabilities, or afford access to the business, properties, assets, liabilities, books or records of the Business, to such other party, in each case in connection with, the sale of, or other material transaction involving, the Business or the Acquired Assets (an “Acquisition”). Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article X, Parent shall promptly notify the Buyer if any person makes any proposal, offer, inquiry or contact with respect to any Acquisition and shall, to the extent permitted by any applicable confidentiality agreement, provide Buyer with the terms thereof.

Section 7.9 Contact with Customers and Suppliers. Prior to the Closing, to the extent permitted by Requirements of Law, Parent and the Buyer shall reasonably cooperate in communicating with the customers and suppliers of the Business concerning the transactions contemplated hereby, including the Buyer’s intentions concerning the operation of the Business following the Closing. Prior to the Closing, the Buyer and its representatives shall contact or communicate with the customers and suppliers of the Business in connection with the transactions contemplated hereby only with the prior written consent of Parent, which shall not be unreasonably withheld or delayed and may be conditioned upon a designee of Parent being present at any meeting or conference. For the avoidance of doubt, nothing in this Section 7.9 shall prohibit the Buyer from contacting the customers and suppliers of the Business in the ordinary course of the Buyer’s businesses for the purpose of selling products of the Buyer’s businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement.

Section 7.10 Real Estate Documents. Prior to the Closing, Parent and Buyer shall work together diligently and in good faith to agree upon the forms of the Ball Ground Lease Assignment, Ball Ground Sublease and REA, in each case consistent with the terms set forth in this Agreement. The cost of recording the REA and preparing the legal description to be attached thereto shall be borne by Parent.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Tax Matters.

(a) Liability for Taxes.

(i) Parent shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof), Parent agrees to indemnify and hold harmless each Buyer Group Member from and against, any Losses incurred in connection with, arising out of or resulting from (A) any Taxes of the Acquired Company and any Taxes imposed on the Acquired Assets or with respect to the Business, in each case with respect to any Pre-Closing Tax Period, (B) Taxes of the Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Acquired Company) for any Tax period, (C) Taxes for which the Acquired Company (or any predecessor of the Acquired Company) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Requirements of Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (D) Taxes imposed on or payable by third parties with respect to which the Acquired Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, (E) any Transfer Taxes borne by Parent pursuant to Section 8.1(a)(v) and (F) any PRC Capital Gains Taxes; (amounts described in the foregoing clauses (A) through (F), “Indemnified Taxes”); provided, however, that Parent shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (1) any Taxes imposed on the Acquired Company or for which the Acquired Company may otherwise be liable as a result of actions taken or caused to be taken by Buyer or any of its Affiliates on the Closing Date after the Closing that are outside of the ordinary course of business and not otherwise contemplated by this Agreement (which, for the avoidance of doubt, shall exclude any Transfer Taxes and any PRC Capital Gains Taxes) and (2) any Transfer Taxes borne by Buyer pursuant to Section 8.1(a)(v) (Taxes described in the foregoing clauses (1) and (2), “Excluded Taxes”).

(ii) Parent shall be entitled to any refund of (or credit for) Taxes of the Acquired Company or, with respect to the Acquired Assets or the Business, any Asset Seller allocable to any Pre-Closing Tax Period, except to the extent such refund or credit was included as an asset in the calculation of Closing Date Working Capital or to the extent that Buyer otherwise has borne the economic burden of such Taxes. Upon the request of Parent, and at Parent’s sole expense, Buyer shall, and shall cause the Acquired Company and its Affiliates to, take all actions reasonably requested by Parent to timely claim any refunds to which Parent or any Seller is entitled pursuant to the preceding sentence, including filing (or causing to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds. The amount due to Parent shall be payable ten (10) days after receipt of any such refund from the applicable Tax Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).

(iii) For any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be (x) in the case of Property Taxes and other similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date; and (y) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), determined as if the Acquired Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of applying the foregoing, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period and (B) any item of deduction attributable to any Transaction Expenses of the Acquired Company shall be allocated to the portion of the applicable Straddle Period of the Acquired Company ending on the Closing Date.

(iv) With respect to any Property Taxes in a Straddle Period levied with respect to the Acquired Assets or the Business, Parent shall be responsible for such Property Taxes attributable to the Pre-Closing Tax Period and Buyer shall be responsible for such Property Taxes attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Parent, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.1(a)(iv) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Parent makes any payment for which it is entitled to reimbursement under this Section 8.1(a)(iv), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, any Property Taxes of the Acquired Company shall be governed by Section 8.1(b) rather than this Section 8.1(a)(iv).

(v) Notwithstanding anything herein to the contrary, fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, deed and other such Taxes incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax, but excluding any PRC Capital Gains Taxes) (collectively, “Transfer Taxes”) shall be borne by Parent and fifty percent (50%) of all Transfer Taxes shall be borne by Buyer. The party responsible under Requirements of Law for filing any necessary Tax Returns and other documentation with respect to such Transfer Taxes will be responsible for filing such Tax Returns and other documentation. With respect to Taxes described in this Section 8.1(a)(v), the parties shall reasonably cooperate with each other in preparing and filing any such Tax Returns as may be necessary.

(b) Tax Returns of the Acquired Company.

(i) Parent, at its sole expense, shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all income Tax Returns that are required to be filed by or with respect to the Acquired Company for taxable years or periods ending on or before the Completion Date for SAMR Registration and all other non-income Tax Returns of the Acquired Company that are due on or before the Completion Date for SAMR Registration. With respect to any such Tax Return to be filed by Parent after the Closing Date, not less than ten (10) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date), Parent shall provide Buyer with a draft copy of such Tax Return for its approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Parent shall consider in good faith any reasonable comments made by Buyer in the Tax Return actually filed. Parent shall timely remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided such Taxes are Indemnified Taxes for which Parent is responsible and not Excluded Taxes. With respect to any Tax Return of the Acquired Company relating to a taxable year or period ending after the Closing Date that is filed by Parent pursuant to this Section 8.1(b)(i), Buyer shall pay to Parent the amount of such Taxes allocable to the Post-Closing Tax Period. Buyer shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority. Buyer, at its sole cost and expense, shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Company after the Completion Date for SAMR Registration and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii) All Tax Returns of the Acquired Company that Buyer is required to file or cause to be filed in accordance with this Section 8.1(b) that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. With respect to any Tax Return of the Acquired Company to be filed by Buyer, not less than ten (10) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Parent with a draft copy of such Tax Return for its approval (which approval shall not be unreasonably withheld) and Buyer shall incorporate any reasonable comments made by Parent in the Tax Return actually filed. With respect to any Tax Return of the Acquired Company relating to a Straddle Period that is filed by Buyer pursuant to this Section 8.1(b)(ii), Parent shall pay to Buyer the amount of such Taxes allocable to the Pre-Closing Tax Period. Parent shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority.

(iii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Company to) (A) file, amend or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Acquired Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) or (B) enter into or pursue any voluntary disclosure with respect to the Acquired Company without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(c) Contest Provisions.

(i) Buyer and Parent shall promptly notify each other in writing upon receipt by Buyer or Parent, or any of their Affiliates (including the Acquired Company), of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments (“Tax Contests”) which might affect the Tax liabilities for which Parent may be liable pursuant to this Section 8.1. Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was materially prejudiced as a result thereof.

(ii) Parent shall have the right to represent the Acquired Company’s interests in any Tax Contest regarding Taxes relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Buyer shall be entitled to participate at its expense in any such Tax Contest described in the preceding sentence. In the case of a Straddle Period, Parent shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Parent’s sole expense, may assume the entire control of such audit or proceeding. Neither Buyer nor Parent, nor any of their respective Affiliates (including the Acquired Company) may settle any Tax claim for any Taxes for which Parent may be liable pursuant to Section 8.1(a) in connection with any Tax Contest without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Assistance and Cooperation. After the Closing Date, Parent, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii) cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Acquired Company;

(iii) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Tax Returns of the Acquired Company;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Company for taxable periods for which the other may have a liability under this Section 8.1;

(v) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and

(vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

(e) Buyer and Parent agree to cooperate in good faith to allocate the Purchase Price (together with any other amounts treated as consideration for U.S. federal income (and other applicable) Tax purposes) for U.S. federal (and other applicable) Tax purposes among the Acquired Assets, the assets of the Acquired Company and the covenant not to compete pursuant to Section 8.3 of the Agreement in accordance with the applicable Tax Requirements of Law, including the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local Requirements of Law). Buyer shall prepare an initial allocation and deliver such allocation to Parent for review and comment within sixty (60) days after the Purchase Price is finally determined pursuant to Article II of this Agreement. Parent shall deliver any comments on the initial allocation within thirty (30) days after receipt from Buyer and the parties will cooperate to resolve any disputes with respect to such comments in good faith. In the event the Purchase Price is subsequently adjusted pursuant to this Agreement, Buyer and Parent shall cooperate in good faith to mutually agree on adjustments to the allocation in accordance with this Section 8.1(e). If the parties agree on such allocation (as finally determined pursuant to this Section 8.1(e), the “Final Allocation”), then except as required by applicable Requirements of Law, Buyer and Parent (i) agree to file all Tax Returns in a manner consistent with the Final Allocation for all Tax purposes, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any applicable provisions of local, state and foreign Requirements of Law, (ii) shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local Requirements of Law and (iii) agree to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable Requirements of Law; provided, however, that nothing contained herein shall prevent Buyer or Parent from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Final Allocation, and neither Buyer nor Parent shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Final Allocation. Notwithstanding anything herein to the contrary, if the parties cannot resolve any dispute regarding the allocation of the Purchase Price pursuant to this Section 8.1(e) prior to the date that any such Tax Returns, forms or reports are required to be filed, Buyer and Parent shall be permitted to use any allocation such party reasonably believes is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local Requirements of Law).

(f) VAT.

(i) Subject to this Section 8.1(f), Parent and Buyer intend that, so far as possible under relevant Requirements of Law, none of the transactions contemplated by this Agreement shall be treated as a supply of goods or services subject to any VAT and all transactions contemplated by this agreement are not chargeable with any VAT on the part of a supplier and are outside the scope of any applicable VAT, and Parent and Buyer agree to use all reasonable efforts to secure that such treatment applies. Accordingly, subject to the provisions outlined below and unless expressly stated, the consideration for any supply made under or in connection with this Agreement does not include an amount on account of VAT in respect of the supply. For avoidance of doubt, references to VAT in this agreement include references to Australian Goods and Services Tax, Japanese Consumption Tax and similar non-U.S. indirect taxes.

(ii) Notwithstanding Section 8.1(f)(i), in so far as is relevant to the Buyer and the Asset Sellers based on applicable VAT law, the Buyer, the Parent and each Asset Seller agree that the sale of the Business is a supply of a going concern (as that term is known for VAT purposes) and is not subject to VAT. Further, Parent warrants to Buyer that (A) each of Chart France and Chart Germany is registered, and will remain registered, for VAT, and (B) Chart Australia is registered, and will remain registered, for Goods and Services Tax. Parent shall cause any applicable Asset Seller to provide the Buyer and the respective Buyer Designee without undue delay after the Closing Date with all reasonable information and documents that the Buyer requests in writing in order to carry out any input-VAT adjustment (if any) pursuant to the applicable Requirements of Law.

(iii) If, prior to the Closing Date, Parent and Buyer agree that VAT is or has become chargeable or payable on any supply in respect of the sale of the Acquired Assets under this Agreement, then the Parent shall or shall cause the applicable Asset Seller to provide to Buyer or the respective Buyer Designee, as the case may be, a properly completed and executed VAT invoice (or other valid and customary VAT documentation) with respect to the relevant supply, promptly and in accordance with applicable Requirements of Law. If Parent and Buyer agree that the Parent or the applicable Asset Seller is required to pay or account for such VAT to the relevant taxing authority, Buyer or the respective Buyer Designee shall pay to the Parent or the applicable Asset Seller an additional amount equal to the VAT payable in respect of the supply as shown on such VAT invoice or other valid documentation (in addition to the Purchase Price payable on the Closing Date). If Parent and Buyer cannot agree on whether VAT is or has become chargeable or payable on any supply in respect of the sale of the Acquired Assets under this Agreement or who is required to pay or account for such VAT, the Parent and Buyer shall seek the opinion of a mutually acceptable counsel who is qualified to opine on such matter and shall act in accordance with such counsel’s opinion (“Counsel’s Opinion”) and the costs of such counsel shall be shared equally by Parent and Buyer. For the avoidance of doubt, any such VAT shall only be charged at the prevailing rate and in accordance with applicable Requirements of Law. If Parent and Buyer have agreed to treat any supply in respect of the sale of the Acquired Assets under this Agreement as a supply of a going concern (as that term is known for VAT purposes) and as not subject to VAT as of Closing (including, for the avoidance of doubt, if such treatment is based on a Counsel’s Opinion) and after the Closing Date a relevant taxing authority issues an assessment or similar ruling indicating that such treatment was incorrect and that VAT was payable in respect of the applicable transactions (or that VAT in an amount higher than that paid by such party pursuant to this Section 8.1 was payable with respect to the applicable transactions), then the Parent shall or shall cause the applicable Asset Seller to provide to Buyer or the respective Buyer Designee, as the case may be, a properly completed and executed VAT invoice (or other valid and customary VAT documentation) with respect to the relevant supply, promptly and in accordance with applicable Requirements of Law and the assessment or ruling of the taxing authority, and, if the Parent or the applicable Asset Seller is required to pay or account for such VAT to the relevant taxing authority, Buyer or the respective Buyer Designee shall pay to the Parent or the applicable Asset Seller an additional amount equal to the VAT payable in respect of the supply as shown on such VAT invoice or other valid documentation (in addition to the Purchase Price payable on the Closing Date).

(iv) If Buyer or the respective Buyer Designee, as the case may be, after using its reasonable best efforts, is unable to recover under applicable Requirements of Law any amount of VAT (A) paid to Parent or any Asset Seller pursuant to Section 8.1(f)(iii) or (B) payable or accountable by the Buyer or the respective Buyer Designee, as the case may be, to the relevant taxing authority in respect of the sale of the Acquired Assets under this Agreement, Buyer shall notify the Parent and Parent or the applicable Asset Seller and Parent shall or shall cause the applicable Asset Seller to (X) pay to Buyer or the respective Buyer Designee 50% of the amount of such VAT that is not recoverable under applicable Requirements of Law and (Y), if required under Requirements of Law, provide to Buyer or the respective Buyer Designee, as the case may be, a properly revised and executed VAT invoice (or other valid and customary VAT documentation), in each case no later than ten (10) calendar days after receipt of such notice. If Parent and Buyer cannot agree on whether any amount of VAT is not recoverable under applicable Requirements of Law, Parent and Buyer shall seek the opinion of a mutually acceptable counsel who is qualified to opine on such matter and shall act in accordance with such counsel’s opinion and the costs of such counsel shall be shared equally by Parent and Buyer.

(v) If any party pays any VAT pursuant to this Section 8.1 and after the Closing Date a relevant taxing authority an assessment or similar ruling indicating that such VAT was not payable in respect of the applicable transactions (or that VAT in an amount less than that paid by such party pursuant to this Section 8.1 was payable with respect to the applicable transactions), any other party that receives a refund of such amount shall promptly (but in any case within ten (10) calendar days) remit such refund to the party that paid such amount pursuant to this Section 8.1.

(vi) Parent and Buyer shall cooperate in good faith and use their reasonable best efforts to secure any available exemptions from, or reductions to, any VAT under applicable Requirements of Law. No party shall, without the prior written consent of the other party, exercise any option or right that may be available to it under applicable Requirements of Law to voluntarily qualify any of the transactions contemplated by this Agreement as a taxable transaction for VAT purposes or otherwise subject to any VAT. Each party agrees to provide the other party, upon such other party’s request, information relating to the computation of any VAT described in this Section 8.1(f).

(vii) All references to Parent and the Buyer in this Section 8.1(f) shall include their respective applicable Affiliates.

(g) Deferred Interim Period. During the period between the Closing and the Completion Date for SAMR Filing, except as required by applicable Requirements of Law or with the express prior written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), Parent shall not, with respect to the Acquired Company, (i) make, change or revoke any Tax election, (ii) adopt or change any accounting method with respect to Taxes, (iii) file any amended Tax Return, (iv) enter into any closing agreement, (v) settle or compromise any Tax claim or assessment or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes.

Section 8.2 Employee Matters.

(a) Parent shall, not later than twenty (20) days prior to the Closing Date, provide Buyer with an update to Schedule 5.16(c). Not later than fifteen (15) days prior to the Closing Date (and subject to the satisfaction of Buyer’s standard employment onboarding processes and requirements), Buyer shall or shall cause an Affiliate of Buyer (including a Buyer’s Designee) to make an offer of employment to each Business Employee (other than a UK Business Employee) who is employed by an Asset Seller or another Subsidiary of Parent (other than the Acquired Company) (including each such Business Employee who is not actively at work on account of illness, disability or leave of absence (each, an “Inactive Employee”)) as of the date of such offer (each, a “Transferring Employee”). The parties acknowledge the applicability of TUPE to the transactions contemplated by this Agreement and that therefore the contracts of employment of the UK Business Employees (other than terms relating to any occupational pension plan) shall have effect from the Closing Date as if originally made between Buyer or its relevant Affiliate. The parties shall comply with, and cause their Affiliates to comply with, TUPE. UK Business Employees who transfer under TUPE shall also be Transferring Employees. Schedule 8.2(a) lists, as of the date of this Agreement, all Transferring Employees, including their name, job, title, annual salary, and the name of their employer. Such offers of employment shall be effective as of, and contingent upon, the Closing or, for any Inactive Employee, on the date on which such Inactive Employee returns to work after the Closing (provided that for any Inactive Employee, the offer shall expire if the date on which such Inactive Employee returns to work is more than one hundred and eighty (180) days following the Closing) (the “Transfer Date”) and shall be consistent with the requirements of this Section 8.2. Such offers of employment for each such Transferring Employee will supersede any prior agreements regarding the Transferring Employees’ terms and conditions of employment as in effect prior to the Closing. Transferring Employees (i) who accept such offer of employment from, and commence employment on the Closing (or, for any Inactive Employee, on his or her Transfer Date), with Buyer or any of its Affiliates or (ii) whose employment transfers to Buyer or an Affiliate thereof (including Buyer’s Designee) as a matter of law, together with all of the employees of the Acquired Company as of the Closing (including each Acquired Company employee who is not actively at work on account of illness, disability or leave of absence), shall collectively be referred to as the “Affected Employees.” Parent shall, or shall cause its Affiliates to, terminate the employment of each Transferring Employee who accepts an offer of employment as described in this Section 8.2(a) as of the Closing Date or Transfer Date (as applicable). The parties hereto intend that the transactions contemplated by this Section 8.2(a) shall not result in a termination of employment of any Affected Employee or otherwise trigger severance, termination or similar payments or benefits or any workforce notification or termination requirements, and that the Affected Employees shall have continuous and uninterrupted employment through the Closing. Notwithstanding the foregoing, in the event that any Business Employee becomes eligible for any such payments or benefits, Parent shall be solely responsible for such severance, termination or similar payments or benefits with respect to such Business Employees (except, for the avoidance of doubt, with respect to any Assumed PTO).

(b) For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date, Buyer shall and shall cause its Affiliates to provide each Affected Employee with base wages or an annual base salary and a cash bonus opportunity (excluding, for clarity, any equity or equity-based bonus opportunity) that are no less favorable to such Affected Employee than the base wages or annual base salary and cash bonus opportunity (excluding, for clarity, any equity or equity-based bonus opportunity) applicable to such Affected Employee immediately prior to the Closing.

(c) For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date, Buyer shall and shall cause its Affiliates to provide each Affected Employee with employee benefits (excluding equity compensation, equity-based bonus opportunities, change in control or retention payments or benefits) that are no less favorable, in the aggregate, to such Affected Employee as those provided to such Affected Employee as of the Closing Date; provided, however, that, with respect to any Affected Employee whose employment is terminated by Buyer or any of its Affiliates on or prior to the twelve (12) month anniversary of the Closing Date, Buyer or its Affiliates shall provide such Affected Employee with severance benefits that are no less favorable than those severance benefits available to such Affected Employee under the Plans as of immediately prior to the Closing.

(d) Buyer shall and shall cause its Affiliates to credit each Affected Employee with all service credited to such Affected Employee by Parent, Sellers or their Affiliates as of the Closing Date in addition to service earned with Buyer or its Affiliates after the Closing Date for purposes of eligibility, vesting and levels of benefits (such as the amount of any vacation, sick days, severance, layoff and similar benefits) (but not for purposes of benefit accruals under any defined benefit pension plan) under Buyer’s and its Affiliates’ plans and programs providing employee benefits to the Affected Employees following the Closing (collectively, “Buyer’s Benefit Programs”). Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to waive any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under Buyer’s Benefit Programs providing medical, dental, hospital, pharmaceutical or vision benefits with respect to Affected Employees and their dependents (except to the extent such exclusions, requirements or waiting periods applied to the Affected Employees or such dependents under the applicable Plan prior to the Closing). Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to credit Affected Employees with any amounts paid under a Plan prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the plan year that includes the Closing Date as if such amounts had been paid under a corresponding Buyer’s Benefit Program providing medical, dental, hospital, pharmaceutical or vision benefits (to the same extent as credit would have been given under the applicable Plan prior to the Closing).

(e) Buyer shall and shall cause its Affiliates to assume, honor and recognize all accrued but unused vacation (including congés payés, RTT and jours de repos acquis or en cours d’acquisition) with respect to Affected Employees who are employed by the Acquired Company immediately prior to the Closing. Effective as of the Closing, to the extent consented to by the applicable Affected Employee in writing prior to the Closing (or to the extent otherwise permitted by applicable Requirements of Law), Buyer shall and shall cause its Affiliates to assume, honor and recognize all accrued but unused vacation (including congés payés, RTT and jours de repos acquis or en cours d’acquisition) with respect to Affected Employees (other than the Affected Employees covered by the preceding sentence) immediately prior to the Closing (collectively, the “Assumed PTO”).

(f) As of the Closing Date, the Acquired Company shall terminate its participation in each Plan that is not a Company Plan, and in no event shall any Affected Employee be entitled to accrue any benefits under such Plans with respect to services rendered or compensation paid on or after the Closing Date. Buyer and the Acquired Company shall retain or assume all rights and obligations under each Company Plan, whether arising prior to, on or after the Closing Date.

(g) Effective as of the Closing (or, if later, the applicable Affected Employee’s Transfer Date), Parent shall or shall cause its Affiliates to terminate the participation of the Affected Employees in each Plan that is not a Company Plan or an Assumed Retention Bonus Agreement. As of the Closing Date, all Affected Employees shall cease to contribute to the Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Parent 401(k) Plan”). Effective as of the Closing, Parent shall transfer and assign to Buyer or one of its Affiliates, and Buyer or such Affiliate(s) shall assume, the retention bonus agreements entered into by the Affected Employees and set forth on Schedule 8.2(g) (as so assumed, the “Assumed Retention Bonus Agreements”).

(h) As soon as practicable after the Closing Date (and in any event not later than sixty (60) days thereafter), Buyer or its Affiliates shall establish or designate a qualified defined contribution plan (the “Buyer 401(k) Plan”). As soon as practicable after the Closing Date (and in any event not later than sixty (60) days thereafter), each Affected Employee who, as of the Closing Date, is a participant in the Parent 401(k) Plan shall be entitled to a distribution of his or her account balance in accordance with the terms of the Parent 401(k) Plan as in effect from time to time and applicable Requirements of Law, and Buyer shall take any and all action necessary to ensure that the Buyer 401(k) Plan shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of such distributions from the Parent 401(k) Plan, including the amount of any unpaid balance of any participant loan made under the Parent 401(k) Plan, if such rollovers are elected by any Affected Employees participating in the Buyer 401(k) Plan after the Closing.

(i) Parent and its Affiliates (other than the Acquired Company) shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to those individuals who are “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement.

(j) Parent shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Requirements of Law requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Business Employees as a result of any action by Parent or its Affiliates prior to the Closing Date or following the Closing with respect to any such employee who does not become an Affected Employee for any reason.

(k) The parties have further identified (i) the employees listed in Schedule 8.2(k)(i) as the Business Employees who are employed by Chart Germany and intended to transfer to the Buyer or any of its Affiliates (the employees listed on such updated Schedule the “Transferring German Employees”) and (ii) the employees listed in Schedule 8.2(k)(ii) as employees of Chart France pertaining to the Business and intended to transfer to the Buyer or any of its Affiliates (the employees listed on such updated Schedule the “Transferring French Employees”), which lists shall be updated by the Parent between the date hereof and the Closing Date with respect to any such Business Employees leaving the Business in the ordinary course of business. The parties acknowledge that the Transferring German Employees and Transferring French Employees may have a right to object to the transfer of their employment relationship and may therefore not transfer to the Buyer or its Affiliates. The parties therefore agree that the following general principles shall be applied with regard to the envisaged transfer of the Transferring German Employees and the Transferring French Employees:

(i) Promptly after the date hereof, the parties jointly shall notify the Transferring German Employees in writing of the potential transfer of their employment in accordance with the provisions of Section 613a para 5 of the German Civil Code.

(ii) The parties agree to undertake all commercially reasonable actions which may be reasonably required to effect the transfer of all Transferring German Employees and all Transferring French Employees to the Buyer or its Affiliates and to ensure that the Transferring German Employees and the Transferring French Employees do not object but expressly agree to the transfer of their employment relationship to the Buyer or its Affiliates or accept the offer pursuant to Section 8.2(a) above within the statutory objection period of one (1) month after receipt of such notification (and such Transferring German Employees or Transferring French Employees who object to the transfer of their employment relationship to the Buyer or its Affiliates and, as a result, do not have their employment relationships transferred to Buyer or its Affiliates are referred to as the “Objecting Employees”).

(iii) Parent will procure to transfer or cause its Affiliates to procure to transfer any assets that are used for the financing of pension obligations of the Transferring German Employees (in particular direct insurances, pension insurances or re-insurances) to the Buyer or its Affiliates with effect as of Closing Date; provided that the relevant insurance company agrees to such transfer. Parent will take all action to safeguard, and will cause its Affiliates to safeguard, that the pensions of the Transferring German Employees and its financing can continue to the same economic conditions as prior to the

Closing Date. If the pensions of the Transferring German Employees cannot be continued to the same conditions, Parent and the Buyer will negotiate an economic equivalent solution to continue such pensions and its financing. In case any of the Transferring German Employees object to their transfer, the Buyer will transfer or cause its Affiliates to transfer any assets that are used for the financing of pension obligations of such Objecting Employees back to the Parent or Chart Germany.

(l) Without the prior approval of the Buyer, Parent shall not, and shall cause its Affiliates not to, make any communication which is intended to cause, provoke or encourage (i) a Business Employee to object to the transfer of his or her employment relationship to the Buyer or its Affiliates or to reject his or her offer of employment from Buyer or its Affiliates, as the case may be, and/or (ii) an employee or person other than a Business Employee who transfers to Buyer or its Affiliates automatically by operation of law or who accepts an offer of employment from Buyer or its Affiliates, in either case, pursuant to Section 8.2(a) above, to claim the transfer of his or her employment relationship to the Buyer or its Affiliates.

(m) Buyer shall, or shall cause one of its Affiliates to, pay the Retention Bonuses to the Affected Employees under the Assumed Retention Bonus Agreements, to the extent that such Retention Bonuses become earned and payable to the Affected Employees pursuant to their terms, at such time(s) and subject to such condition(s) as specified in the applicable Assumed Retention Bonus Agreement, subject to any required withholding for applicable Taxes. In the event any such payment is made by Buyer or its Affiliates, Buyer shall provide written notice to Parent of the same, including the amount(s) paid and any applicable employer-side Taxes imposed thereon. Within three (3) Business Days after Parent’s receipt of such written notice(s) from Buyer, Parent shall pay to Buyer (or its designated Affiliate) an aggregate amount equal to such Retention Bonus amount(s) paid plus any employer-side Taxes imposed thereon.

(n) Parent and the Buyer will cooperate (and cause their Affiliates to cooperate) reasonably and in good faith with respect to the transfer of Affected Employees as contemplated by this Section 8.2. Parent agrees that it shall consult with the Buyer prior to Parent, Seller, their Affiliates, or the Acquired Company effecting any written communications to Business Employees (or any oral communications to more than five percent (5%) of the total Business Employees) relating to post-Closing employment matters, and that Buyer shall have the right to review and comment on any such written communications (and, for clarity, Parent, Seller, their Affiliates, or the Acquired Company shall not issue any written communications (or any oral communications to more than five percent (5%) of the total Business Employees) to any Business Employees relating to post-Closing employment matters the substance of which has not been mutually agreed upon by the parties).

(o) The provisions of this Section 8.2 are solely for the benefit of the parties to this Agreement. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall constitute or be deemed to constitute an amendment or modification of any plans or arrangements or to create any rights or obligations in any Person (including any Service Provider) except between the parties to this Agreement, (ii) no Affected Employee or other current or former employee, contractor, director or manager of the Acquired Company or its Affiliates (including Parent and Sellers), including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder, and (iii) nothing in this Agreement shall create any obligation on the part of Buyer or any of its Affiliates to continue the employment of any Affected Employee or other Service Provider with the Acquired Company, Buyer or any of their Affiliates for any definite period following the Closing Date, to adopt or maintain any particular plan, program or arrangement at any time, or prevent Buyer or any of its Affiliates from modifying or terminating any such plan, program or arrangement at any time.

Section 8.3 Non-Competition; Non-Solicitation.

(a) Subject to Section 8.3(b), as a material inducement to Buyer to enter into this Agreement, Parent shall not, and Parent shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i) for a period of three (3) years following the Closing Date, undertake, participate in or carry on or be engaged in, or in any other manner advise or assist, or have an interest in, any other Person in connection with the operation of, any Competing Business Activities anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; and

(ii) for a period of two (2) years following the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any Business Employee to resign or otherwise leave the employ of Buyer or its Affiliates or otherwise hire, employ, engage or contract with any Business Employee to perform services other than for the benefit of Buyer or its Affiliates.

(b) Notwithstanding Section 8.3(a), Parent and its Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the internet, social media and other media, so long as such efforts are not specifically directed at individual Business Employees, or hiring any such Business Employees as a result thereof; (ii) hiring or soliciting any Business Employee who has terminated employment with Buyer or any Affiliate thereof at least three (3) months prior to the date of first contact by Parent or its Affiliates with such Business Employee, or whose employment has been terminated by Buyer or any Affiliate thereof, so long as, in each case, there was no solicitation in violation of Section 8.3(a)(ii) by Parent or its Subsidiaries prior thereto; (iii) continuing to engage in any business (other than the Business) that Parent or any of its Affiliates engages in as of the date of this Agreement; (iv) holding, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding voting securities of any company traded on any national securities exchange that is primarily engaged in Competing Business Activities; or (v) acquiring, and following such acquisition, actively engaging in any business that has a Subsidiary, division, group, franchise or segment that is engaged in any Competing Business Activity, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business Activities were less than ten percent (10%) of the total consolidated revenues of such business.

(c) Parent acknowledges that a violation of this Section 8.3 may cause Buyer and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Parent therefore agrees that in the event of any actual or threatened violation of this Section 8.3, Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Parent or any Subsidiary of Parent to prevent any violations of this Section 8.3, without the necessity of posting a bond.

(d) Parent acknowledges that the restrictions contained in this Section 8.3 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Requirements of Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Requirements of Law. The covenants contained in this Section 8.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 8.4 Insurance Matters.

(a) Except as provided in Section 8.4(b), neither Buyer nor any of its Affiliates (including the Acquired Company) shall have any right to make claims after the Closing Date under the Parent Insurance Policies, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date. Following the Closing, the insurance requirements of Buyer, the Acquired Company and their respective Affiliates shall be the sole responsibility of Buyer, the Acquired Company and such Affiliates.

(b) Subject to Section 8.4(a), from and after the Closing Date, Parent agrees that, for a period of six (6) years after the Closing, Parent shall use its reasonable best efforts to provide the Buyer with access to Parent Insurance Policies and shall reasonably cooperate with the Buyer, and use reasonable best efforts to assist the Buyer in submitting claims (including by assisting Buyer to determine that applicable claim reporting and other applicable material Parent Insurance Policy requirements are met) with respect to any acts, omissions, events or circumstances relating to the Business, the Acquired Company, the Acquired Assets or the Assumed Liabilities that occurred or existed prior to the Closing and that are covered by such Parent Insurance Policies (such events or circumstances, a “Pre-Closing Insurance Matter”). Parent further agrees that, from and after the Closing Date, with respect to Pre-Closing Insurance Matters, Parent shall (or shall cause its Affiliates to) promptly (and in any event, within 10 Business Days) make claims under such Parent Insurance Policies on behalf of the Buyer, subject to all of the terms and conditions of such Parent Insurance Policies and this Agreement; provided, however, that Buyer shall (i) promptly notify Parent in writing of all such claims, (ii) subject to Article XI, bear a pro rata allocation of the amount of any deductibles or self-insured retentions incurred in connection with such claims under the Parent Insurance Policies based on the aggregate amount of the claims asserted by Parent and/or its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, under each applicable Parent

Insurance Policy and (iii) subject to Article XI, be responsible for and shall pay to Parent (or any Affiliate designated by Parent) all reasonable out-of-pocket expenses (including fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred by Parent or any of its Affiliates on or after the Closing Date with respect to any such claims. Parent shall, and shall cause its applicable Affiliates to, (a) upon the written request of Buyer, add Buyer or its Affiliates as additional insureds, pursuant to ISO form CG 20 10 (04/13) and CG 20 37 (04/13) or their equivalent, under Parent’s General and Products Liability policy for Third Person Claims made with respect to circumstances, facts or events actually occurring or actually existing prior to the Closing, (b) promptly (and in any event, within 10 Business Days) provide Buyer with written notice of any changes to the scope, availability, amount of coverage or other material terms under any Parent Insurance Policies, plans, programs or arrangements contemplated by this Section 8.4 and (c) promptly (and in any event, within 10 Business Days) provide Buyer with true and correct copies of the then-current Parent Insurance Policies upon Buyer’s written request.

(c) For the avoidance of doubt, neither Parent nor any of its Affiliates makes any representation, warranty or covenant regarding the scope, availability or amount of coverage following the Closing under any Parent Insurance Policies, plans, programs or arrangements contemplated by this Section 8.4, and shall not have any responsibility, and shall not be held liable, for the actions of the insurers under the Parent Insurance Policies regarding claims submitted by Parent or Affiliates on behalf of the Acquired Company. For the avoidance of doubt, this Section 8.4 shall not be construed to limit any rights of Buyer under Article XI.

Section 8.5 Retained Names and Marks.

(a) Buyer agrees and acknowledges that, except as set forth in Section 8.5(b), nothing herein grants Buyer or its Affiliates any rights in any registered or unregistered trademarks, service marks, certification marks, logos and trade dress incorporating the word “Chart”, including, for the avoidance of doubt, any of the words, marks, corporate symbols, acronyms or logos listed on Schedule 8.5(a) or any derivation thereof (collectively the “Chart Marks”). Except as set forth in Section 8.5(b), Buyer shall not, and shall cause its Affiliates not to, use the Chart Marks in connection with the Business or for any other purpose following the Closing.

(b) Effective as of the Closing and until the nine (9) month anniversary of the Closing Date (the “Marks Transition Period”), Parent hereby grants to Buyer and its Affiliates a limited, worldwide, non-exclusive, non-transferrable, royalty-free license to use the Chart Marks solely as necessary in connection with the Business, including on websites and materials such as signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and product packaging. Promptly following the Closing (and in any event prior to the expiration of the Marks Transition Period), Buyer shall and shall cause each of its Affiliates (including the Acquired Company), as applicable, (i) to make all filings with any Governmental Body and take all other actions to eliminate the use of any Chart Marks from its corporate name, registered names, fictitious or doing-business-as names or other similar applications and (ii) to effect the elimination of any use of the Chart Marks in the Business, including by removing the Chart Marks from their respective signage, stationary, purchase orders, invoices, labels, packaging, business cards, equipment, machinery and advertising materials; provided, however, that with respect to paper goods and other similar inventory items, Buyer and its Affiliates shall be permitted to (including with respect to the Acquired Company) use any such amounts of materials existing at the Closing until they are depleted.

(c) Notwithstanding the foregoing, subject to Section 12.3, Buyer and its Affiliates shall be permitted to communicate to third parties that they have purchased the Business from Parent and Sellers and reference such names in such communications (including with reference to Parent or Sellers).

Section 8.6 Covenant Not to Sue. With regard to the patents set forth on Schedule 8.6 (the “Specified Patents”) that are Acquired Assets, Buyer, on behalf of itself, its Affiliates and its and their respective successors and assigns, covenants never to, and to cause its Affiliates and its and their respective successors and assigns never to, sue or otherwise institute or participate in any Proceeding, at law or in equity, against Parent, any of its current or future Affiliates, its and their respective successors and assigns or any of its or their respective customers, manufacturers, distributors or other agents or contractors, by reason of Parent’s or its Affiliates’ practice or use of the Specified Patents (including making, having made, importing, using, offering for sale, selling, sublicensing, distributing and otherwise commercially exploiting any product or service) for any purpose other than Competing Business Activities or any of such customers’, manufacturers’, distributors’ or other contractors’ practice or use of the Specified Patents in connection therewith. Nothing in this Section 8.6 grants any rights to Parent or its Affiliates to enforce the Specified Patents against third parties or claim any rights of priority under the Specified Patents; provided, however, that Buyer agrees to use its commercially reasonable efforts to enforce the Specified Patents at the written request of Parent (and in each case, at Parent’s sole cost and expense) to protect against infringement or threatened infringement by third parties and, in the event that Buyer does not begin to use such commercially reasonable efforts within thirty (30) days of receiving such written request, Parent is granted the right to take steps necessary to enforce the Specified Patents and Buyer agrees to reasonably cooperate with Parent with respect thereto.

Section 8.7 Collection of Receivables. Buyer shall have the right and authority, from and after the Closing, to collect for its own account all Receivables of the Business included in the Acquired Assets (the “Closing Receivables”) and to endorse with the name of the applicable Parent Group Member on any checks or drafts received with respect to any Closing Receivables. From and after the Closing, Parent and its Affiliates shall (i) deliver to Buyer such documentation of, and information relating to, the Closing Receivables as Buyer shall reasonably request and (ii) promptly deliver to Buyer any cash or other property received by Parent and its Affiliates in respect of any Receivables to be transferred pursuant to Section 2.2(a) and Buyer shall reimburse Parent for its reasonable and documented out-of-pocket expenses incurred in connection therewith. From and after the Closing Date, Buyer promptly shall deliver or cause to be delivered to Parent any proceeds received directly or indirectly by Buyer with respect to any Excluded Assets or businesses or assets of Parent and its Affiliates other than the Acquired Assets or the Business, and Parent shall reimburse Buyer for its reasonable and documented out-of-pocket expenses incurred in connection therewith. Each party shall reasonably cooperate with the other party in furtherance of the foregoing.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Parent to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Parent, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b) No Restraint. No court or other Governmental Body having jurisdiction over Buyer, Parent or any Seller shall have commenced or threatened in writing to commence a Proceeding, or issued any Order, no Requirement of Law shall have been enacted or promulgated, and no agreement (including any timing agreement) shall have been entered into with a Governmental Body, in each case, which is then in effect and which has or would have the effect of enjoining, preventing, restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 9.2 Conditions Precedent to Parent’s Obligations. The obligation of Parent to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Parent, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article VI of this Agreement, when read without any exception or qualification for materiality, shall be true and correct, in each case, both when made on the date hereof and on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c) Closing Certificate. There shall have been delivered to Parent a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

(d) Buyer’s Closing Deliverables. Buyer shall have delivered to Parent each of the items set forth in Section 3.3.

Section 9.3 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties contained in Articles IV and V of this Agreement, other than the Parent Fundamental Representations, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct, in each case, both when made on the date hereof and on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the Parent Fundamental Representations, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct, in each case both when made on the date hereof and on the Closing Date as though made on the Closing Date (except for those Parent Fundamental Representations made as of a particular date, which shall be true and correct as of such date), except for (A) changes therein specifically permitted by this Agreement or resulting from any transaction contemplated by this Agreement and (B) any de minimis changes.

(b) Performance. The covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c) Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent, confirming the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b).

(d) Parent’s Closing Deliverables. Parent shall have delivered to Buyer each of the items set forth in Section 3.4.

(e) Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred a Material Adverse Effect.

Section 9.4 Frustration of Closing Conditions. Neither Buyer nor Parent may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.3(b).

ARTICLE X

TERMINATION

Section 10.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a) by mutual written consent of Parent and Buyer;

(b) on or after the End Date, by Parent, on the one hand, or Buyer, on the other hand, by written notice to the other party if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Parent by written notice to Buyer if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by Parent;

(d) by Buyer by written notice to Parent if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) Parent has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Parent by Buyer; or

(e) by either Parent, on the one hand, or Buyer, on the other hand, by giving written notice to the other if (i) any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action or (ii) any Requirement of Law shall have been enacted or promulgated, in each case of (i) and (ii), permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and in the case of such an Order or other action, such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for this Section 10.2 and Article XII, and except that such termination shall not relieve any party of any liability for any breach of this Agreement or fraud prior to such termination.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Parent.

(a) Subject to the limitations set forth in this Article XI, from and after the Closing, Parent agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation contained in Article IV or Article V or any certificate delivered by or on behalf of Parent or any of its Affiliates pursuant to this Agreement (to the extent relating thereto), (ii) any breach by Parent of, or the failure by Parent to perform, any of Parent’s covenants or obligations contained in this Agreement, (iii) any Excluded Liabilities or Excluded Assets, (iv) any Transaction Expenses or Indebtedness of the Acquired Company to the extent not paid prior to or at the Closing or pursuant to Section 2.5, (v) any Indemnified Taxes, (vi) the item listed on Schedule 11.1(a)(vi) and (vii) the item listed on Schedule 11.1(a)(vii); provided, however, that Parent shall be required to indemnify and hold harmless Buyer Group Members under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:

(x) the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim or series of related claims exceeds $20,000 (it being understood that (A) such amount shall be a deductible for which Parent shall bear no indemnification responsibility and (B) any claim equal to or less than $20,000 shall be disregarded in the determination of the aggregate amount of Losses and Expenses pursuant to Section 11.1(a)(y), below);

(y) the aggregate amount of such Losses and Expenses exceeds $1,600,000 (it being understood that such amount shall be a deductible for which Parent shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Parent does not exceed $24,000,000;

provided further, however, that the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer Group Members in respect of (1) any breach or inaccuracy of the representations and warranties set forth in (A) Sections 4.1 (Organization, Power and Authority), 4.2 (Title to Purchased Interests and Acquired Assets), 4.3 (No Brokers), 5.1 (Organization; Capital Structure of the Acquired Company; Power and Authority) and 5.2 (Subsidiaries) (collectively, the “Parent Fundamental Representations”) or (B) Section 5.6 (Taxes) or (2) fraud by Parent or any of its Affiliates.

(b) (i) Except with respect to breaches or inaccuracies of the Parent Fundamental Representations or the representations and warranties set forth in Section 5.6 (Taxes), the indemnification provided for in Section 11.1(a)(i) shall terminate upon the eighteen (18) month anniversary of the Closing Date; (ii) the indemnification provided for in Section 11.1(a)(i), with respect to breaches or inaccuracies of the Parent Fundamental Representations only, shall terminate upon the five (5) year anniversary of the Closing Date; (iii) the indemnification provided for in Section 11.1(a)(i), with respect to breaches or inaccuracies of Section 5.6 (Taxes) only, shall terminate sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby; (iv) the indemnification provided for in Section 11.1(a)(vii) shall terminate upon the five (5) year anniversary of the Closing Date; and (v) the indemnification provided for in Section 11.1(a)(ii) shall terminate (x) with respect to the covenants set forth in Article VII, at the Closing and (y) with respect to all other covenants contained herein, in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby; and, in each case, no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter, except that the indemnification by Parent shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly given a Claim Notice to Parent in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of Parent shall continue solely with respect to the specific matters in such Claim Notice until the liability of Parent shall have been determined pursuant to this Article XI, and Parent shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(c) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of Parent pursuant to this Article XI and Article VIII shall not exceed the amount of the net proceeds received by Sellers hereunder (except in the case of fraud by Parent or any of its Affiliates or under Section 11.1(a)(iii)).

(d) Notwithstanding anything contained in this Agreement to the contrary, Parent shall be required to indemnify and hold harmless Buyer Group Members under clause (vii) of Section 11.1(a) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:

(x) the aggregate amount of such Losses and Expenses exceeds $500,000 (it being understood that such amount shall be a deductible for which Parent shall bear no indemnification responsibility); and

(y) the aggregate amount required to be paid by Parent does not exceed $7,500,000.

For the avoidance of doubt, the limitations set forth in this Section 11.1(d) shall not apply to indemnification claims under
Section 11.1(a)(i).

Section 11.2 Indemnification by Buyer.

(a) Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer agrees to indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement; (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement and (iii) any Assumed Liability and Acquired Assets.

(b) (i) The indemnification provided for in Section 11.2(a)(i) shall terminate upon the eighteen (18) month anniversary of the Closing Date and (ii) the indemnification provided for in Section 11.2(a)(ii) shall terminate (x) with respect to the covenants set forth in Article VII, at the Closing and (y) with respect to all other covenants contained herein, in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby; and, in each case, no claims shall be made by any Parent Group Member under Section 11.2(a)) thereafter, except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Parent Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed such Parent Group Member for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(c) Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of Buyer pursuant to this Article XI and Article VIII shall not exceed the amount of the net proceeds received by Sellers hereunder (except in the case of fraud by Buyer or any of its Affiliates or under Section 11.2(a)(iii)).

Section 11.3 Claims Procedures.

(a) Subject to Section 11.4 with respect to Third Person Claims and Section 11.5 with respect to Indemnifiable Proceedings, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially prejudiced by such failure.

(b) After the timely delivery of any Claim Notice pursuant to Section 11.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.4 Third Person Claims.

(a) Any party seeking indemnification provided under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, other than an Indemnifiable Proceeding (a “Third Person Claim”), shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of the Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially prejudiced by such failure.

(b) In the event of the initiation of a Third Person Claim, the Indemnitor shall have the sole and absolute right, subject to this Section 11.4(b), after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any Losses and Expenses alleged to be indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Person Claim seeks, as its primary purpose, an injunction or equitable relief against any Indemnified Party, (iii) the potential Losses and Expenses that the Indemnified Party may suffer as a result of the Third Person Claim is subject to, and (in combination with all other such Losses and Expenses with respect to which indemnification is sought or has otherwise been previously paid) is likely to result in more monetary liability for the Indemnified Party than the Indemnitor (taking into account the amounts available for indemnification pursuant to this Article XI), or (iv) the Third Person Claim is asserted by a customer of the Acquired Company or the Business (other than the Persons set forth on Schedule 11.4(b), in each case so long as none of the foregoing clauses (i), (ii) or (iii) apply with respect to such Third Person Claim) or any Governmental Body. By assuming control over the defense, negotiation and settlement of the Third Person Claim, Indemnitor shall be deemed to have confirmed its obligation to indemnify the Indemnified Party with respect to any Losses and Expenses arising therefrom as relating thereto. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim at the Indemnitor’s expense. To the extent the Indemnitor elects not to defend such Third Person Claim, or is not entitled to defend such Third Person Claim pursuant to this Section 11.4(b), and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.4 to pay for only one firm of counsel, per applicable jurisdiction, for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding which settlement obligates the other party to pay money (including pursuant to this Article XI), to perform obligations (including to refrain from taking any actions) or to admit liability without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party shall refuse to consent to the settlement of any Third Person Claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such Third Person Claim shall not exceed the amount for which the Third Person Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.

(c) To the extent of any conflict or overlap between this Article XI and Section 8.1(c) (relating to Tax Contests), the provisions of Section 8.1(c) shall control with respect to Tax Contests.

Section 11.5 Indemnifiable Proceedings.

(a) In the event that any Buyer Group Member receives any notices or documents (including court papers) relating to any Indemnifiable Proceeding, Buyer shall deliver or cause to be delivered copies thereof to Parent as promptly as practicable (and in any event within ten (10) Business Days after the applicable Buyer Group Member’s receipt thereof).

(b) Parent (or an Affiliate thereof) shall control, defend against, negotiate, settle and otherwise deal with each Indemnifiable Proceeding with counsel of its own choice and in its sole discretion. Buyer shall and shall cause its Affiliates and their respective personnel to cooperate reasonably with Parent (or such controlling Affiliate) at Parent’s sole expense (including Buyer’s reasonable attorneys’ fees, to the extent attorneys are required) in connection with the defense, negotiation and settlement of any Indemnifiable Proceeding, including by making witnesses, documents, equipment and products (including parts and components) which are the subject of or involved in any such Indemnifiable Proceeding available promptly and as reasonably requested (including for any depositions or other proceedings as required by Requirements of Law or otherwise), and by preserving relevant data, documents, equipment and products (including parts and components). In connection with the cooperation described in this Section 11.5, Buyer and each of its Affiliates, as applicable, shall be deemed to be a consultant of Parent and its Affiliates. Parent shall promptly reimburse Buyer for any out-of-pocket and documented costs and expenses incurred by Buyer or its Affiliates (or their respective personnel) in connection with providing the cooperation described in this Section 11.5.

Section 11.6 Determination of Indemnification Amounts.

(a) Without limiting the effect of any other limitations contained in this Article XI, for purposes of computing the amount of any and all Losses and Expenses recoverable under this Article XI, there shall be deducted (i) an amount equal to the amount of any Tax Benefit realized by the Indemnified Party or any of its Affiliates (in the same year of such Losses and Expenses) in connection with such Losses and Expenses or any of the circumstances giving rise thereto and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of the costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements). The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principles. For purposes hereof, “Tax Benefit” shall mean any actual refund or credit of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed in the absence of indemnifiable Losses and Expenses by the Indemnified Party or its Affiliates, as applicable.

(b) Any payment made pursuant to Section 2.6 or this Article XI of this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(c) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the reasonable expenses incurred by it in procuring such recovery), but not in excess any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(d) Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(e) The representations, warranties and covenants of the Indemnitor, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its officers, directors, employees, consultants, financial advisors, legal counsel, and accountants) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be.

(f) Subject to Section 11.1(a)(iv), Parent shall not be required to indemnify or hold harmless any Buyer Group Member pursuant to Section 11.1 to the extent the matter in question was taken into account in the computation of the Purchase Price pursuant to Article II (including, for the avoidance of doubt, in respect of Section 5.13(c) to the extent the relevant inventory was taken into account in such computation).

(g) For purposes of determining (i) whether a breach of any representation or warranty exists for purposes of this Article XI, and (ii) the amount of any Losses and Expenses arising from a breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Article XI, the terms “material,” “Material Adverse Effect”, “in all material respects” and words and qualifications of similar import shall be disregarded and given no effect (except as part of the defined terms “Material Contracts”, “Material Customer” and “Material Supplier” and except for the reference to a Material Adverse Effect in the first sentence in Section 5.5).

Section 11.7 Exclusive Remedy. Each of Parent, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud and except for the equitable remedies expressly contemplated in Section 12.14, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Group Member or Parent Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article XI and Section 8.1(a). Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. The provisions of this Section 11.7 were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price and the terms and conditions of this Agreement. Each of the parties hereto have specifically relied upon the provisions of this Section 11.7 in agreeing to the Purchase Price and the terms and conditions of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 12.2 Confidential Nature of Information.

(a) The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof; provided, however, from and after the Closing, Buyer shall not be subject to any restriction with respect to any information concerning the Acquired Company or Business, except as set forth in this Agreement.

(b) For a period of six (6) years following the Closing, unless Buyer has otherwise consented in writing, Parent and its Affiliates shall treat as confidential, shall not disclose to any other Person and shall safeguard any and all Business Confidential Information with the same degree of care Parent uses to safeguard Parent’s confidential information. Buyer and Parent acknowledge that the confidentiality obligations set forth in this Section 12.2(b) shall not extend to information, knowledge and data that is required to be disclosed by Parent to comply with the Requirements of Law (including securities laws) or an Order of a Governmental Body; provided, however, that in the event that any demand or request for disclosure of such information is made, Parent, to the extent reasonable and legally permissible, shall promptly notify Buyer of its intention to make such disclosure and provide a list of the information it intends to disclose (and, if applicable, the text of the disclosure language itself) prior to making such disclosure and shall cooperate reasonably with Buyer, at Buyer’s expense, to the extent Buyer may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such Order referred to above. If and to the extent, in the absence of a protective order or the receipt of a waiver from Buyer after a request in writing therefor is made by Parent (such request to be made as soon as reasonably practicable to allow the Buyer a reasonable amount of time to respond thereto), Parent or its representatives or their respective Affiliates are legally required to disclose the Business Confidential Information, Parent will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to Buyer’s confidential information that Parent is so required to disclose, and thereafter Parent may disclose such information without liability hereunder. Notwithstanding anything to the contrary herein, Parent, its Affiliates and their respective representatives may use and disclose any Business Confidential Information (i) in connection with the transactions contemplated hereby or any disputes or actions in connection therewith or arising therefrom, (ii) to comply with applicable Requirements of Law, including public filing, legal and other accounting requirements (including pursuant to the rules of NASDAQ) and (iii) to the extent required for Tax reporting or filing purposes, including to the extent required to be incorporated into or consolidated with financial and/or Tax information of Parent or its Affiliates.

Section 12.3 No Public Announcement. Neither Buyer nor Parent shall, without the prior written approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made (or allow any Affiliate to make or cause to be made) any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 12.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be sent by email, addressed as follows, and shall be deemed given or made on the date of transmittal by email (with no electronic notice of message delivery failure) prior to 5:00 p.m., Eastern Time, on a Business Day, or otherwise, as of the immediately following Business Day:

If to Buyer, to:

Cryoport, Inc.

112 Westwood Place, Suite 350

Brentwood, TN 37027

Attention: (i) Jerrell Shelton, President, Chief Executive Officer, and Chairman of the Board, (ii) Robert Stefanovich, Chief Financial Officer, Treasurer and Corporate Secretary, and (iii) Tony Ippolito, Vice President and General Counsel.

Email:    JShelton@cryoport.com; RStefanovich@cryoport.com; and TIppolito@cryoport.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention:    Daniel Rees; Cheston Larson

Email: Daniel.Rees@lw.com; Cheston.Larson@lw.com

If to Parent, to:

Chart Industries, Inc.

3055 Torrington Drive

Ball Ground, GA 30107

Attention: (i) Jillian C. Evanko, Chief Executive Officer, and (ii) Herbert G. Hotchkiss, VP, General Counsel and Secretary

Email: jillian.evanko@chartindustries.com; and herbert.hotchkiss@chartindustries.com with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention:    Matt Stevens

Email: mstevens@winston.com

or to such other Person or address or email address as such party may indicate by written notice delivered to the other parties hereto.

Section 12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that each party shall be permitted to assign its rights and delegate its obligations hereunder to an Affiliate of such party; provided that no such assignment or delegation will relieve the assigning party of its obligations hereunder.

Section 12.6 Access to Records After Closing. Subject to Section 12.2, for a period of seven (7) years after the Closing Date, the parties will allow each other’s accountants, counsel and designated representatives reasonable access to such information of the Business (including the Acquired Company) to the extent that such access may reasonably be required in connection with preparation of tax or financial reporting of the Business (including the Acquired Company), reporting, disclosure, filing or other requirements imposed on the requesting party by any Governmental Authority and to carry out its human resources functions; provided, however, that neither party shall be required to violate any obligation of confidentiality to which it or any of its Affiliates is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 12.6; provided further, however, that in any such case, the requested party shall, and shall cause its Affiliates and representatives to, reasonably cooperate with the requesting party at such requesting party’s expense to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours; provided, however, that the parties acknowledge and agree that such access shall not interfere unreasonably with the operations of the parties. The requesting party shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6. If either party or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven (7)-year period, such party shall, prior to such disposition, give the other party a reasonable opportunity, at such party’s expense, to segregate and remove such books and records as such party may select.

Section 12.7 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto or their respective Affiliates. This Agreement (including the Exhibits and the Schedules) shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Parent.

Section 12.8 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement and the Schedule related thereto so long as the applicability of such matter to such section or Schedule is readily apparent on the face of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Requirements of Law or breach of any Contract.

Section 12.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 12.10 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 12.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Parent and Buyer. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the parties hereto or thereto may be evidenced by way of a portable document format (.pdf) transmission, or other electronic transmission of, such party’s signature, and such portable document format (.pdf) or other electronically transmitted signature shall be deemed to constitute the original signature of such party.

Section 12.13 Disclaimer of Warranties. Parent makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer (nor, for the avoidance of doubt, does any Seller or the Acquired Company). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PARENT IS SELLING THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES AND THE PURCHASED INTERESTS ON AN “AS IS, WHERE IS” BASIS AND PARENT DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND PARENT MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Except as specifically referenced herein or in the Schedules, Buyer acknowledges that neither Parent nor any of Parent’s representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any diligence materials heretofore made available by Parent or any of its representatives or Affiliates to Buyer, and neither Parent nor any of Parent’s representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. Buyer acknowledges and agrees that it is not entitled to, nor shall it, rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

Section 12.14 Specific Enforcement. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Parent are not performed in accordance with their specific terms or are otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer and Parent, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer and Parent hereby further waive (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.

Section 12.15 Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Parent or Buyer may only be made against, Parent or Buyer, respectively, (ii) none of (x) Parent’s Affiliates or Parent’s or its Affiliates’ or (y) Buyer’s Affiliates or Buyer’s or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (each, a “Related Party”) shall have any liability in connection with this Agreement or any Proceeding in connection therewith (whether in tort, contract or otherwise), and (iii) Parent and Buyer, as applicable, shall have no rights of recovery in respect of this Agreement against any Related Party, as applicable, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of Parent or Buyer, as applicable, against any Related Party, as applicable, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 12.16 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of Delaware. By the execution and delivery of this Agreement, Buyer and Parent submit to the personal jurisdiction of any federal or state court located in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement and agrees to exclusively bring any such suit or proceeding in such forum. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.17 Certain Matters Regarding Representation of the Acquired Company and Parent.

(a) The legal department (“Parent Legal”) of Parent, in concert with certain outside counsel, including Winston & Strawn LLP (together with Parent Legal, “Parent’s Counsel”), has acted as counsel for Parent and its Affiliates, including Sellers and the Acquired Company (the “Clients”), in connection with this Agreement, the Buyer Ancillary Agreements and the Parent Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Engagements”), and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Parent’s Counsel in the Transaction Engagements. Accordingly, all communications between any of the Clients and Parent’s Counsel in the course of the Transaction Engagements shall be deemed to be attorney-client confidences that belong solely to Parent and not to Buyer or any of its Affiliates (including, after the Closing, the Acquired Company), in each case so long as such communications would be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party. Buyer and its Affiliates (including, after the Closing, the Acquired Company) shall not have access to any such communications, or to the files of Parent’s Counsel relating to the Transaction Engagements, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Business (including the Acquired Company) is or was a client in the Transaction Engagements, upon and after the Closing, except with respect to any communications that would not be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party, (i) Parent and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagements, and neither

Buyer nor any of its Affiliates shall be a holder thereof, (ii) to the extent that files of Parent’s Counsel in respect of the Transaction Engagements constitute property of the Clients (including the Acquired Company), only Parent and its Affiliates shall hold such property rights, and (iii) Parent’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files (including the Acquired Company), Buyer or any of its Affiliates by reason of any attorney-client relationship between Parent’s Counsel and the Clients (including the Acquired Company) or otherwise. Notwithstanding the foregoing, to the extent any files of Parent’s Counsel or communications between any of the Clients and Parent’s Counsel relate to the Business, Acquired Assets, Assumed Liabilities or the Acquired Company and are otherwise unrelated to the Transaction Engagements, such files and communications shall not be privileged or subject to protection against Buyer and its Affiliates (including, after the Closing, the Acquired Company).

(b) Upon and after the Closing, the Business (including the Acquired Company) shall cease to have any attorney-client relationship with Parent’s Counsel, unless otherwise agreed to in writing by Parent.

(c) Buyer agrees, on its own behalf and on behalf of the Buyer Group Members and, after the Closing, the Acquired Company (collectively, the “Waiving Parties”), that, following the Closing, Parent’s Counsel may serve as counsel to Parent, Sellers and their respective Affiliates in connection with any matters related to this Agreement, the Buyer Ancillary Agreements, the Parent Ancillary Agreements or the transactions contemplated hereby or thereby, including any litigation, claim or obligation arising out of or relating to this Agreement, the Buyer Ancillary Agreements, the Parent Ancillary Agreements or the transactions contemplated hereby or thereby, notwithstanding any representation by Parent’s Counsel prior to the Closing Date of the Business (including the Acquired Company). The Waiving Parties hereby (i) waive any claim they have or may have that Parent Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between any Waiving Party, on the one hand, and Parent, any Seller or their respective Affiliates, on the other hand, Parent Counsel may represent Parent, any Seller and/or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to any Waiving Party and even though Parent’s Counsel may have represented the Business (including the Acquired Company) in a matter substantially related to such dispute.

(d) Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.17, and understands such meaning and effect.

Section 12.18 Release.

(a) Effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, Parent, on behalf of itself and its successors, assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (each, a “Releasing Party”), hereby fully, finally and irrevocably releases, acquits and forever discharges (i) the Acquired Company, (ii) the Acquired Company’s officers, directors and employees and (iii) the Affected Employees (each, a “Released Party”) from any and all commitments, Liabilities, Proceedings, debts, claims, counterclaims, suits, damages, demands, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until the Closing against the Released Parties, or any of them, that relate to or arise out of (i) the Business, (ii) such Releasing Party’s prior relationship with the Released Parties or (iii) such Releasing Party’s rights or status as a direct or indirect equityholder, lender, creditor, officer or director of the Acquired Company (collectively, for purposes of this Section 12.18, “Causes of Action”); provided, however, that no claims related to criminal activity or other fraudulent activity of an Affected Employee or the Acquired Company’s officers, directors or employee that causes financial harm to Parent or its Affiliates prior to Closing shall be released hereby. Parent hereby represents to the Released Parties that (x) no Releasing Party has assigned any Causes of Action or possible Causes of Action against any Released Party, (y) each Releasing Party fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (z) each Releasing Party has consulted with counsel with respect to the execution and delivery of this general release and have been fully apprised of the consequences hereof. Furthermore, Parent agrees not to (and agrees to cause each Releasing Party not to) institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CHART INDUSTRIES, INC.

By:	/s/ Jillian Evanko
Name: Jillian Evanko
Title: President and Chief Executive Officer

CRYOPORT, INC.

By:	/s/ Jerrell Shelton
Name: Jerrell Shelton
Title: President and Chief Executive Officer